                                                               Exhibit (a)(5)(C)

                                                               Execution Copy

================================================================================







                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                                 OMNICARE, INC.,

                              NCS ACQUISITION CORP.

                                       and

                              NCS HEALTHCARE, INC.

                                  -------------

                                   Dated as of

                              December [___], 2002









================================================================================

                                TABLE OF CONTENTS


Article I THE OFFER.....................................................................2

     Section 1.1.     The Offer.........................................................2
     Section 1.2.     Company Actions...................................................3
     Section 1.3.     Directors.........................................................5

Article II THE MERGER...................................................................6

     SECTION 2.1.     The Merger........................................................6
     SECTION 2.2.     Closing...........................................................6
     SECTION 2.3.     Effective Time....................................................7
     SECTION 2.4.     Effects of the Merger.............................................7
     SECTION 2.5.     Certificate of Incorporation and By-Laws..........................7
     SECTION 2.6.     Directors and Officers of the Surviving Corporation...............7

Article III CONVERSION OF SECURITIES....................................................7

     SECTION 3.1.     Conversion of Capital Stock.......................................7
     Section 3.2.     Exchange of Certificates..........................................8
     SECTION 3.3.     Treatment of Stock Options.......................................10
     Section 3.4.     Dissenting Shares................................................10

Article IV REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB............................11

     SECTION 4.1.     Organization and Standing........................................11
     SECTION 4.2.     Corporate Power and Authority....................................11
     Section 4.3.     Conflicts; Consents and Approval.................................11
     SECTION 4.4.     Information Supplied.............................................12
     SECTION 4.5.     Litigation.......................................................12
     SECTION 4.6.     Sub's Operations.................................................13

Article V REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................13

     SECTION 5.1.     Organization and Standing........................................13
     SECTION 5.2.     Subsidiaries.....................................................13
     SECTION 5.3.     Corporate Power and Authority....................................14
     SECTION 5.4.     Capitalization of the Company....................................14
     Section 5.5.     Conflicts; Consents and Approvals................................15
     SECTION 5.6.     Brokerage and Finders' Fees; Expenses............................16
     SECTION 5.7.     Company SEC Documents............................................16
     SECTION 5.8.     Information Supplied.............................................17
     SECTION 5.9.     Compliance with Law..............................................17
     SECTION 5.10.    Litigation.......................................................18
     SECTION 5.11.    Absence of Changes...............................................18
     Section 5.12.    Taxes............................................................18
     Section 5.13.    Intellectual Property............................................20
     Section 5.14.    Title to and Condition of Properties.............................22
     Section 5.15.    Employee Benefit Plans...........................................23

     Section 5.16.    Contracts........................................................25
     SECTION 5.17.    Labor Matters....................................................26
     Section 5.18.    Undisclosed Liabilities..........................................26
     Section 5.19.    Licenses; Permits; Compliance....................................27
     Section 5.20.    Institutional Pharmacy Business..................................29
     SECTION 5.21.    Environmental Matters............................................29
     Section 5.22.    Accounts Receivable; Accounts Payable; Inventories and Cash......30
     SECTION 5.23.    Insurance........................................................31
     SECTION 5.24.    Opinion of Financial Advisor.....................................31
     SECTION 5.25.    Related Parties..................................................31
     SECTION 5.26.    Board Recommendation; Required Vote..............................31
     SECTION 5.27.    Section 203 of the DGCL; No Rights Agreement.....................32

Article VI COVENANTS OF THE PARTIES....................................................32

     Section 6.1.     Mutual Covenants.................................................32
     Section 6.2.     Covenants of Parent..............................................36
     Section 6.3.     Covenants of the Company.........................................37

Article VII CONDITIONS.................................................................45

     SECTION 7.1.     Conditions to the Obligations of Each Party......................45

Article VIII TERMINATION AND AMENDMENT.................................................46

     SECTION 8.1.     Termination......................................................46
     SECTION 8.2.     Effect of Termination............................................47
     SECTION 8.3.     Amendment........................................................48
     SECTION 8.4.     Extension; Waiver................................................49

Article IX MISCELLANEOUS...............................................................49

     SECTION 9.1.     Survival of Representations and Warranties.......................49
     SECTION 9.2.     Notices..........................................................49
     SECTION 9.3.     Interpretation...................................................50
     SECTION 9.4.     Counterparts.....................................................50
     SECTION 9.5.     Entire Agreement.................................................50
     SECTION 9.6.     Third-Party Beneficiaries........................................51
     SECTION 9.7.     Governing Law....................................................51
     Section 9.8.     Consent to Jurisdiction; Venue...................................51
     SECTION 9.9.     Specific Performance.............................................51
     SECTION 9.10.    Assignment.......................................................51
     SECTION 9.11.    Expenses.........................................................52
     SECTION 9.12.    Certain Definitions..............................................52

     CONDITIONS OF THE OFFER......................................................ANNEX A

                             INDEX OF DEFINED TERMS

DEFINED TERM                                                   SECTION
------------                                                   -------
14(f) Statement.................................................1.3(b)
Acceptance Date.................................................1.1(a)
Acquisition Proposal........................................6.3(d)(vi)
Action.............................................................4.5
Affiliate......................................................9.12(a)
Agreement.....................................................Preamble
Antitrust Laws..............................................6.1(a)(ii)
Applicable Laws....................................................2.5
Business Day....................................................1.1(a)
Certificate.....................................................3.1(b)
Certificate of Merger..............................................2.3
Closing............................................................2.2
Closing Date.......................................................2.2
Code............................................................3.2(f)
Commission......................................................1.1(a)
Company.......................................................Preamble
Company Board Recommendation......................................5.26
Company By-Laws....................................................5.1
Company Certificate of Incorporation...............................5.1
Company Class A Common Stock..................................Recitals
Company Class B Common Stock..................................Recitals
Company Common Stock..........................................Recitals
Company Financial Advisor.......................................1.2(a)
Company Option.....................................................3.3
Company Permits................................................5.19(a)
Company Recent Balance Sheet...................................5.18(a)
Company Agreements.............................................5.16(a)
Company SEC Documents..............................................5.7
Company Stockholders..........................................Recitals
Company Stockholders Approval.....................................5.26
Company Stockholders Meeting....................................6.3(a)
Company Treasury Shares.........................................3.1(c)
Controlled Group Liability.....................................5.15(a)
Credit Agreement...........................................6.1(d)(iii)
Delaware Secretary of State........................................2.3
DGCL...............................................................2.1
Dissenting Shares...............................................3.4(a)
Effective Time.....................................................2.3
Environmental Laws................................................5.21
Environmental Permit..............................................5.21
ERISA..........................................................5.15(a)
ERISA Affiliate................................................5.15(a)
Exchange Act....................................................1.1(a)

FDA.......................................................5.19(b)(ii)
Final Order...................................................9.12(b)
GAAP..............................................................5.7
Genesis......................................................Recitals
Genesis Merger Agreement.....................................Recitals
Genesis Payment................................................6.2(d)
Geneva Sub...................................................Recitals
Government Programs...........................................5.19(c)
Governmental Authority........................................9.12(c)
Hazardous Materials..............................................5.21
HSR Act........................................................4.3(b)
Illinois Sub...................................................6.3(g)
Indenture...................................................6.1(d)(i)
Intellectual Property.........................................5.13(a)
Knowledge of the Company......................................9.12(d)
Lien..........................................................9.12(e)
Material Adverse Effect.......................................9.12(f)
Material Company-Owned Software...............................5.13(e)
Medicare and Medicaid Programs................................5.19(c)
Merger.......................................................Recitals
Merger Consideration...........................................3.1(b)
Minimum Condition.............................................Annex A
A Multiemployer Plan..........................................5.15(f)
Multiple Employer Plan........................................5.15(f)
NOLs..........................................................5.12(e)
Non-Employee Directors.........................................1.3(a)
Notes.......................................................6.1(d)(i)
Offer........................................................Recitals
Offer Conditions...............................................1.1(a)
Offer Documents................................................1.1(a)
Offer Price..................................................Recitals
Order.........................................................9.12(g)
Other Filings...............................................6.3(b)(i)
Outcalt Voting Agreement.....................................Recitals
Outside Date...................................................8.1(c)
Owned Real Property...........................................5.14(b)
Parent.......................................................Preamble
Payment Agent..................................................3.2(a)
Payment Fund...................................................3.2(a)
Permitted Encumbrances........................................5.14(b)
Person........................................................9.12(h)
Plans.........................................................5.15(a)
Private Programs..............................................5.19(c)
Proxy/Information Statement....................................1.2(a)
Qualified Plan................................................5.15(c)
Recommendations................................................1.2(a)

Required Governmental Approvals................................4.3(b)
Schedule 14D-9.................................................1.2(b)
Schedule TO..................................................Recitals
Securities Act....................................................5.4
Sub..........................................................Preamble
Sub By-Laws.......................................................2.5
Sub Certificate of Incorporation..................................2.5
Sub Common Stock...............................................3.1(a)
Subsidiary....................................................9.12(i)
Superior Proposal..........................................6.3(d)(vi)
Surviving Corporation.............................................2.1
Tax Returns...................................................5.12(g)
Taxes.........................................................5.12(h)
Termination Fee................................................8.2(b)
Voting Agreements............................................Recitals

          This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of December [__], 2002, is entered into by and among Omnicare, Inc., a Delaware corporation ("PARENT"), NCS Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("SUB"), and NCS HealthCare, Inc., a Delaware corporation (the "COMPANY").

          WHEREAS, Parent and Sub shall amend the Tender Offer Statement on Schedule TO filed by Parent and Sub on August 8, 2002 (together with all amendments, supplements and exhibits thereto, the "SCHEDULE TO") with respect to Sub's tender offer (as such offer is amended to reflect the terms set forth herein, the "OFFER") to purchase each outstanding share of Class A common stock of the Company, par value $0.01 per share ("COMPANY CLASS A COMMON STOCK"), and each outstanding share of Class B common stock of the Company, par value $0.01 per share ("COMPANY CLASS B COMMON STOCK" and, together with the Company Class A Common Stock, the "COMPANY COMMON STOCK") at a purchase price of $5.50 per share of Company Common Stock, net to the seller in cash, without any interest thereon (such price or any higher price paid in the Offer, the "OFFER PRICE"), upon the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, the Board of Directors of the Company has approved this Agreement and the Offer and deems it advisable and in the best interests of the Company's stockholders (the "COMPANY STOCKHOLDERS") to consummate the merger of Sub with and into the Company, wherein each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time, other than the Company Treasury Shares, the Dissenting Shares and shares of Company Common Stock held by Parent, Sub or any other Subsidiary of Parent, shall be converted into the right to receive $5.50 per share in cash, without any interest thereon, on the terms set forth in this Agreement (the "MERGER");

          WHEREAS, each of the Boards of Directors of Parent and Sub has approved this Agreement and the Offer and deems it advisable and in the best interests of its respective stockholders to consummate the Merger on the terms set forth in this Agreement; and

          WHEREAS, (i) the Agreement and Plan of Merger, dated as of July 28, 2002, by and among Genesis Health Ventures, Inc. ("GENESIS"), Geneva Sub, Inc. ("GENEVA SUB") and the Company (as may be amended, the "GENESIS MERGER AGREEMENT"), (ii) the Voting Agreement, dated as of July 28, 2002, by and among Jon C. Outcalt, the Company and Genesis (as may be amended, the "OUTCALT VOTING AGREEMENT") and (iii) the Voting Agreement, dated July 28, 2002, by and among Kevin B. Shaw, the Company and Genesis (as may be amended and together with the Outcalt Voting Agreement, the "VOTING AGREEMENTS"), each have been terminated in accordance with their respective terms (but in no event with aggregate payments in excess of those specified in Section 7.2 of the Genesis Merger Agreement) or otherwise on terms satisfactory to Parent and Sub.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                    THE OFFER

          Section 1.1. The Offer.

          (a) Subject to the provisions of this Agreement, as promptly as practicable after the date that this Agreement is executed by Parent, Sub and the Company, Parent and Sub shall amend the Offer to reflect this Agreement and amend the conditions to the Offer in accordance herewith. The expiration date of the Offer shall be the tenth day, other than a Saturday, Sunday or a day on which banks are authorized by law to close in New York, New York (each a "BUSINESS DAY"), from and after the date the Offer is amended to provide for the purchase of all of the outstanding shares of Company Common Stock in accordance with the terms of this Agreement. The Offer shall be made pursuant to a supplement to Sub's offer to purchase, dated August 8, 2002 and contained in the Schedule TO, and a related letter of transmittal (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "OFFER DOCUMENTS") containing the terms and conditions set forth in this Agreement and in form reasonably satisfactory to the Company. The obligation of Sub to accept for payment, and pay for, any Company Common Stock tendered pursuant to the Offer shall be subject only to the conditions set forth in Annex A (the "OFFER CONDITIONS") (any of which may be waived in whole or in part by Parent and Sub in their reasonable discretion, except that Parent and Sub shall not waive the Minimum Condition without the consent of the Company) and to the terms and conditions of this Agreement. Parent and Sub expressly reserve the right to modify the terms of the Offer, except that, without the consent of the Company, Parent and Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer; (ii) reduce the Offer Price; (iii) amend or add to the Offer Conditions;
(iv) except as provided in the next sentence, extend the Offer; (v) change the form of or reduce the consideration payable in the Offer; or (vi) amend any other term of the Offer in any manner adverse to the Company Stockholders. Notwithstanding the foregoing, Parent and Sub may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived; (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "COMMISSION") applicable to the Offer;
(iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than 10 Business Days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence; or (iv) extend the Offer for one or more subsequent offering periods of up to an additional 20 Business Days in the aggregate pursuant to Rule 14d-11 of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "EXCHANGE ACT"); provided that, in the case of clause (iv) above, Sub shall immediately accept for payment and promptly pay for all shares of Company Common Stock validly tendered, and not properly withdrawn, during the initial offering period in accordance with Rule 14d-11 of the Exchange Act. Subject to the foregoing and applicable law and upon the terms and subject to the conditions of the Offer, Sub shall, and Parent shall cause it to, accept for payment, as promptly as permitted under applicable securities laws, and pay for, as promptly as practicable after the date on which Sub first accepts shares for payment pursuant to the Offer (such date, regardless of whether Parent and Sub elect to provide for one or more subsequent offering periods pursuant to Rule 14d-11 of the Exchange Act, the "ACCEPTANCE DATE"), all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

          (b) As promptly as practicable after this Agreement is executed by Parent, Sub and the Company, Parent and Sub shall file with the Commission an amendment to the Schedule TO. The Schedule TO shall reflect the terms of this Agreement, amend the conditions to the Offer in accordance herewith and contain the Offer Documents. Parent and Sub agree that the Offer Documents shall comply in all material respects with the Exchange Act and the Offer Documents, on the date first published, sent or given to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no covenant is made by Parent or Sub with respect to information supplied by the Company or any Company Stockholders specifically for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Sub and the Company agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the Commission and the other Offer Documents, as so corrected, to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the Commission or dissemination to the Company Stockholders. Parent and Sub agree to provide the Company and its counsel with any comments Parent, Sub or their counsel may receive from the Commission with respect to the Offer Documents promptly after the receipt of such comments.

          (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any shares of Company Common Stock that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

          Section 1.2. Company Actions.

          (a) The Company hereby approves of and consents to the Offer and represents that (i) the Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions approving this Agreement; (ii) the Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions approving the

Offer and the Merger (and effecting the other actions referred to in Section
5.27 of this Agreement); (iii) the Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company and the Company Stockholders; (iv) the Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions recommending that the Company Stockholders accept the Offer, tender their shares pursuant to the Offer and approve the Merger and this Agreement, if required (the "RECOMMENDATIONS"); provided, however, that the Board of Directors of the Company may withdraw, modify or amend the Recommendations as provided by Section 6.3(d) of this Agreement; (v) the Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions approving the acquisition of Company Common Stock by Sub pursuant to the Offer and the other transactions contemplated by this Agreement; and (vi) the Genesis Merger Agreement and the Voting Agreements have been terminated in accordance with their respective terms (but in no event with aggregate payments in excess of those specified in Section
7.2 of the Genesis Merger Agreement) or otherwise on terms satisfactory to Parent and Sub. The Company hereby consents to the inclusion in the Offer Documents of the Recommendations and represents that it has obtained all necessary consents to permit the inclusion in its entirety of the fairness opinion of Candlewood Partners, LLC (the "COMPANY FINANCIAL ADVISOR") in the
Schedule 14D-9 (as defined below) and, in each case, as necessary, the proxy statement (including the form of proxies) or information statement relating to the vote of the Company Stockholders with respect to this Agreement (as amended, supplemented or modified, the "PROXY/INFORMATION STATEMENT"). The Company has been advised by each of its directors and executive officers that each such person intends to tender all shares of Company Common Stock owned by such person pursuant to the Offer.

          (b) As promptly as practicable on the date of the filing of the amendment to the Schedule TO, the Company shall file with the Commission an amendment to the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company on August 20, 2002 (such Schedule 14D-9, and the documents included therein, together with any supplements or amendments thereto, the "SCHEDULE 14D-9") containing the Recommendations and shall mail the Schedule 14D-9 to the Company Stockholders. The Company agrees that the Schedule 14D-9 shall comply in all material respects with the requirements of the Exchange Act and, on the date filed with the Commission and on the date first published, sent or given to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no covenant is made by the Company with respect to information supplied by Parent or Sub specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the Commission and to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the Commission or dissemination to the Company Stockholders. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the Commission or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

          (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company Stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their reasonable efforts to cause their agents to deliver, to the Company all copies and any extracts or summaries from such information then in their possession or control.

          Section 1.3. Directors.

          (a) Promptly upon the acceptance for payment of shares of Company Common Stock by Sub pursuant to the Offer, Parent and Sub shall be entitled to designate such number of directors on the Board of Directors of (i) the Company as will give Parent and Sub, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, a majority of such directors, and the Company shall, at such time, cause Parent's and Sub's designees to be so elected by its existing Board of Directors and (ii) each subsidiary of the Company and each committee of the Board of Directors of the Company and each such subsidiary as will give Parent and Sub (collectively) a majority of such directors or committee, and the Company shall, at such time, cause Parent's and Sub's designees to be so elected. In the event that Parent's and Sub's designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least two directors who are directors on the date of this Agreement and who are not officers or employees of the Company (the "NON-EMPLOYEE DIRECTORS"); and provided that, in such event, if the number of Non-Employee Directors shall be reduced below two for any reason whatsoever, the remaining Non-Employee Director shall designate a person to fill such vacancy who shall be deemed to be an Non-Employee Director for purposes of this Agreement or, if no Non-Employee Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Non-Employee Directors for purposes of this Agreement.

          (b) Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any election contemplated by this
Section 1.3, including mailing to its stockholders the information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder (the "14(F) STATEMENT"), and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Parent and Sub shall have provided to the Company on a timely basis all information required to be included in the 14(f) Statement with respect to Parent's and Sub's designees). In connection with the foregoing, the Company will promptly, at the option of Parent, either increase the size of the Company's and each subsidiary's Board of Directors (and each committee thereof) and/or obtain the resignation of such number of its current directors as is necessary to enable Parent's and Sub's designees to be elected or appointed to, and to constitute a majority of, the Company's and each subsidiary's Board of Directors (and each committee thereof) as provided above.

          (c) Following the election or appointment of Parent's and Sub's designees pursuant to this Section 1.3 and prior to the Effective Time, the affirmative vote of a majority of the Non-Employee Directors then in office shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement, (iii) extend the time for performance of Parent's and Sub's respective obligations under this Agreement or (iv) enter into any agreement with Parent, Sub or their respective Affiliates that would prevent or materially delay the consummation of the Merger.

                                   ARTICLE II

                                   THE MERGER

          Section 2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent (in such capacity, the Company is sometimes referred to as the "SURVIVING CORPORATION").

          Section 2.2. Closing. Subject to the terms and conditions hereof, the closing of the Merger and the transactions contemplated by this Agreement (the "CLOSING") will take place on the fifth Business Day after the satisfaction or waiver of the conditions set forth in Article VII of this Agreement (other than any such conditions that by their terms cannot be satisfied until the Closing Date, which conditions shall be required to be so satisfied or waived on the Closing Date), unless another time or date is agreed to in writing by the parties hereto, it being understood that the parties desire to cause the Closing to occur on the first day of a calendar month, and that the parties shall make reasonable efforts to accommodate such desire (the actual time and date of the Closing, the "CLOSING DATE"). The Closing shall be held at the offices of Dewey

Ballantine LLP, 1301 Avenue of the Americas, New York, New York, unless another place is agreed to in writing by the parties hereto.

          Section 2.3. Effective Time. As promptly as possible on the Closing Date, the parties to this Agreement shall file with the Secretary of State of the State of Delaware (the "DELAWARE SECRETARY OF STATE") a certificate of merger (the "CERTIFICATE OF MERGER") in such form as is required by and executed in accordance with Section 251 of the DGCL. The Merger shall become effective when the Certificate of Merger has been filed with the Delaware Secretary of State or at such subsequent time as Parent and the Company shall agree and specify in the Certificate of Merger (the date and time that the Merger becomes effective, the "EFFECTIVE TIME").

          Section 2.4. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects as provided for in this Agreement and the applicable provisions of the DGCL, including those set forth in Section 259 of the DGCL.

          Section 2.5. Certificate of Incorporation and By-Laws. The Certificate of Merger shall provide that, at the Effective Time, (a) the certificate of incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior to the Effective Time in the certificate of incorporation of Sub (the "SUB CERTIFICATE OF INCORPORATION"), except for Article I thereof, which shall read "The name of the Corporation is 'NCS HealthCare, Inc.'"; and (b) the by-laws of Sub (the "SUB BY-LAWS") in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, in each case, until thereafter changed or amended as provided therein or by all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or Orders entered by any Governmental Authority (collectively, "APPLICABLE LAWS").

          Section 2.6. Directors and Officers of the Surviving Corporation. From and after the Effective Time, (a) the officers of Sub shall be the officers of the Surviving Corporation; and (b) the directors of Sub as of the Effective Time shall serve as directors of the Surviving Corporation, in each case, until the earlier of their death, resignation or removal or otherwise ceasing to be an officer or a director, as the case may be, or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE III

                            CONVERSION OF SECURITIES

          Section 3.1. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or Sub or their respective shareholders and stockholders, as applicable:

          (a) Each share of common stock of Sub, par value $0.01 per share ("SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, par value $0.01 per share. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

          (b) Subject to the other provisions of this Article III, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Company Treasury Shares and shares of Company Common Stock owned by Parent, Sub or any other Subsidiary of Parent to be cancelled pursuant to Section 3.1(c) of this Agreement and the Dissenting Shares) shall be converted into and represent the right to receive an amount in cash equal to the price per share paid in the Offer, without any interest thereon (the "MERGER CONSIDERATION"), upon the surrender of a certificate (a "Certificate") representing such shares of Company Common Stock as provided in Section 3.2 of this Agreement.

          (c) Each share of capital stock of the Company held in the treasury of the Company (the "COMPANY TREASURY SHARES") or owned by Parent, Sub or any other Subsidiary of Parent immediately prior to the Effective Time shall be cancelled and retired, and no payment shall be made in respect thereof.

          Section 3.2. Exchange of Certificates.

          (a) Payment Agent. Promptly following the Effective Time, Parent shall deposit with The Bank of New York or such other payment agent as may be designated by Parent (the "PAYMENT AGENT"), for the benefit of the Company Stockholders, an amount in cash sufficient to make the payments required pursuant to this Article III in exchange for certificates formerly representing shares of Company Common Stock outstanding immediately prior to the Effective Time (such cash, the "PAYMENT FUND").

          (b) Exchange Procedures. As soon as practicable after the Effective Time, the Payment Agent shall mail to each holder of record of a Certificate or Certificates, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon delivery of the Certificate to the Payment Agent, and shall be in such form and have such other customary provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificate in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Payment Agent, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereto, Parent shall cause to be delivered to the person in whose name such Certificate shall have been issued, or to such person as such person shall direct in writing in the letter of transmittal, a check or wire transfer representing the amount of cash which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Section 3.1 of this Agreement, after giving effect to any required withholding tax, and the shares represented by such Certificate shall be forthwith cancelled. No interest will be paid or accrued on the Merger Consideration. In the event of a transfer of ownership of shares of Company Common Stock that is not registered on the transfer records of the Company, the Merger Consideration to be paid to such holder of Company Common

Stock pursuant to Section 3.1 of this Agreement may be paid to such transferee if the Certificate representing such Company Common Stock is presented to the Payment Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer or other Taxes have been paid or, alternatively, payments of such Taxes to the Payment Agent. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed, at any time after the Effective Time, to represent only the right to receive upon surrender the Merger Consideration, as provided in this Article
III. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming the Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by the Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to the Certificate, the Payment Agent will issue for the lost, stolen or destroyed Certificate, the Merger Consideration, with respect to the shares of Company Common Stock formerly represented by such Certificate as provided in this Article III.

          (c) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the Company Stockholders six months after the date of the mailing required by Section 3.2(b) of this Agreement shall be delivered to Parent, upon demand thereby, and holders of Certificates that have not theretofore complied with this Section 3.2 shall thereafter look only to Parent for payment of the Merger Consideration deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement.

          (d) No Liability. None of Parent, the Surviving Corporation or the Payment Agent shall be liable to any Person in respect of any shares of Company Common Stock or cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which shares of Company Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority), any such shares in respect of such Certificate shall, to the extent permitted by Applicable Laws, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

          (e) Investment of Payment Fund. The Payment Agent shall invest any cash balances in the Payment Fund as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Payment Fund pursuant to Section 3.2(c) of this Agreement.

          (f) Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (together with the rules and regulations thereunder, the "CODE"), or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

          Section 3.3. Treatment of Stock Options. Prior to the Effective Time, Parent and the Company shall take all such actions as may be necessary to cause each unexpired and unexercised outstanding option granted or issued under the Company stock option or equity-incentive plans in effect on the date of this Agreement (each, a "COMPANY OPTION") to be automatically converted at the Effective Time into the right to receive an amount in cash (less any required tax withholdings) determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company Option by (ii) the number of shares of Company Common Stock subject to such Company Option. Prior to the Effective Time, the Company shall obtain any consents from holders of the Company Options to make any amendments to the terms of the applicable stock option plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 3.3. Notwithstanding the foregoing provisions of this Section 3.3, payment may be withheld in respect of any Company Option until the necessary consents are obtained. The conversion of a Company Option into the right to receive the payment provided by this Section
3.3 shall be deemed a cancellation of such Company Option and a release of any and all rights the holder had or may have had in respect of such Company Option. Notwithstanding the foregoing, Parent and the Company shall use reasonable efforts to give effect to the transactions contemplated by this Section 3.3 on, or as soon as practicable following, the Acceptance Date.

          Section 3.4. Dissenting Shares.

          (a) Shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a Company Stockholder who (i) has not voted such shares in favor of the Merger, (ii) shall have delivered a written demand for appraisal of such shares in the manner provided for in the DGCL and (iii) shall not have effectively withdrawn or lost such right to appraisal as of the Effective Time (the "DISSENTING SHARES"), shall be entitled to such rights (but only such rights) as are granted by
Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (A) if any such holder of Dissenting Shares shall have failed to establish such holder's entitlement to appraisal rights as provided in Section 262 of the DGCL, (B) if any holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal of such Dissenting Shares or lost his right to appraisal and payment for his Dissenting Shares under Section 262 of the DGCL or (C) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided for the filing of such petition in Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such Dissenting Shares, and the holder of each such Dissenting Share shall be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration pursuant to
Section 3.1 of this Agreement,
without any interest thereon, upon surrender, in the manner provided in Section
3.2 of this Agreement, of the Certificate or Certificates that formerly evidenced such shares.

          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to lead all negotiations and proceedings with respect to demands for appraisal under the DGCL (it being understood that the Company shall be entitled to participate therein). The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                                  ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

          Parent and Sub hereby represent and warrant to the Company as follows:

          Section 4.1. Organization and Standing. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted.

          Section 4.2. Corporate Power and Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Offer and the Merger, by Parent and Sub have been duly authorized by all necessary corporate action on the part of each of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub, and constitutes the legal, valid and binding obligation of each of Sub and Parent enforceable against each of them in accordance with its respective terms.

          Section 4.3. Conflicts; Consents and Approval.

          (a) The execution and delivery of this Agreement by Parent and Sub does not, and the performance and consummation of this Agreement and the transactions contemplated hereby will not:

          (i) violate, or result in a breach of any provision of the Parent's certificate of incorporation, as amended, the Parent's by-laws, as amended, the Sub Certificate of Incorporation or the Sub By-Laws;

          (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Parent or any of its Subsidiaries is a party; or

          (iii) subject, with respect to consummation, to Section 4.3(b) of this Agreement, violate any Applicable Laws relating to Parent or any of its Subsidiaries or their respective properties or assets;

except, in the case of clauses (ii) and (iii) above, for any of the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

          (b) The execution and delivery of this Agreement by Parent and Sub does not, and the performance and consummation of this Agreement and the transactions contemplated hereby will not, require Parent or any of its Subsidiaries to obtain any approval of any Person or approval of, observe any waiting period imposed by, or make any filing with or notification to or seek any approval or authorization from any Governmental Authority, other than (i) actions, if any, required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations thereunder, the "HSR ACT"), except for actions required by the HSR Act taken prior to the date hereof, (ii) the filing of the Certificate of Merger and (iii) consents or approvals of any Governmental Authority the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (collectively, the "REQUIRED GOVERNMENTAL APPROVALS").

          Section 4.4. Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (a) the Offer Documents, (b) the Schedule 14D-9, (c) the 14(f) Statement or (d) the Proxy/Information Statement, as required, will, (i) in the case of the Offer Documents, the Schedule 14D-9 and the 14(f) Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the 14(f) Statement are filed with the Commission or first published, sent or given to the Company Stockholders, or (ii) in the case of the Proxy/Information Statement, at the time the Proxy/Information Statement is first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          Section 4.5. Litigation. There is no suit, arbitration, inquiry, prosecution, claim, action, proceeding, hearing, notice of violation, demand letter or investigation by, of, in or before any Governmental Authority (an "ACTION") pending, or, to the knowledge of Parent, threatened, against Parent or any executive officer or director of Parent that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent is not subject to any outstanding

Order that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

          Section 4.6. Sub's Operations. Sub is a direct wholly-owned subsidiary of Parent that was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not (a) engaged in any business activities, (b) conducted any operations other than in connection with the transactions contemplated hereby or (c) incurred any liabilities other than in connection with the transactions contemplated hereby. Parent, as Sub's sole stockholder, has approved Sub's execution of this Agreement.

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Parent and Sub as follows:

          Section 5.1. Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of the Company and each of its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property that it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not in default in the performance, observance or fulfillment of any provision of its certificate of incorporation, as amended (the "COMPANY CERTIFICATE OF INCORPORATION"), or its by-laws, as in effect on the date of this Agreement (the "COMPANY BY-LAWS").

          Section 5.2. Subsidiaries. Each Subsidiary of the Company is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all powers and authority and all governmental licenses, authorizations, consents and approvals required to own, lease and operate its assets and to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, in each case with exceptions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in the Company SEC Documents filed prior to the date hereof, the Company is not subject to any material obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary. Except as set forth in the Company SEC Documents filed prior to the date hereof, the Company owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries. Except as set forth in the Company SEC Documents filed prior to the date hereof, each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all material liens, pledges, security interests, claims or other encumbrances. Other than as set forth in the Company SEC Documents filed prior to the date hereof, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, purchase, repurchase or transfer of any securities of any of the Company's Subsidiaries, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock of any of the Company's Subsidiaries, and neither the Company nor any of its Subsidiaries has any obligation of any kind to issue any additional securities of any of the Company's Subsidiaries.

          Section 5.3. Corporate Power and Authority. The Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement, and, subject to receipt of the Company Stockholders Approval, if required, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject to adoption by the Company Stockholders of this Agreement and the transactions contemplated by this Agreement, if required. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms.

          Section 5.4. Capitalization of the Company. As of July 26, 2002, the Company's authorized capital stock consisted solely of (i) 50,000,000 shares of Company Class A Common Stock, of which (A) 18,461,599 shares were issued and outstanding, (B) no shares were issued and held in treasury, (C) 2,422,724 shares were reserved for issuance upon the exercise of Company Options, and (D) 1,477,276 shares were reserved for future issuance under the existing plans of the Company that provide for the issuance of Company Options; provided that, in the case of clauses (C) and (D), since July 26, 2002, the Company has not reserved any additional shares of Company Class A Common Stock for issuance upon the exercise of Company Options, (ii) 20,000,000 shares of Company Class B Common Stock, of which (X) 5,255,210 shares were issued and outstanding and (Y) 94,858 shares were reserved for issuance upon the exercise of Company Options; provided that since July 26, 2002, the Company has not reserved any additional shares of Company Class B Common Stock for issuance upon the exercise of Company Options, and (iii) 1,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding. Each outstanding share of Company capital stock is duly authorized, validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. The Company Class A Common Stock and the Company Class B Common Stock are identical in all respects except that (I) each share of Company Class A Common Stock is entitled to 1 vote per share, whereas each share of Company Class B Common Stock is entitled to 10 votes per share; (II) the Company Class A Common Stock is not convertible into another security, whereas the Company Class B Common Stock is convertible into shares of Company Class A Common Stock on a one-for-one basis; and (III) the Company Class B Common Stock is subject to certain transfer restrictions to which the Company Class A Common Stock is not subject. The Company has not taken any action or made any determination, pursuant to Section 7(i) of the Company Certificate of Incorporation, that the restrictions on transfer or other provisions set forth in Section 7 of the Company Certificate of Incorporation have a material adverse effect on liquidity, marketability or market value of the outstanding shares of Company Class A Common Stock. Other than as set forth in the first sentence of this Section 5.4 or in the Company SEC Documents filed prior to the date hereof, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer of any securities of the Company, nor are there outstanding any securities that are convertible into or exchangeable for any shares of Company capital stock, and neither the Company nor any of its subsidiaries has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of the Company or its predecessors. The issuance and sale of all of the shares of capital stock described in this Section 5.4 have been in compliance in all material respects with United States federal and state securities laws. Except as set forth in the Company SEC Documents filed prior to the date hereof, the Company has not agreed to register any securities under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "SECURITIES ACT") or under any state securities law or granted registration rights to any Person. Except as set forth in the Company SEC Documents filed prior to the date hereof, there are no outstanding stock-appreciation rights, security-based performance units, "phantom" stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Company).

          Section 5.5. Conflicts; Consents and Approvals.

          (a) The execution and delivery of this Agreement by the Company does not, and the performance and consummation of this Agreement and the transactions contemplated hereby will not:

          (i) violate, or result in a breach of any provision of, the Company Certificate of Incorporation or the Company By-Laws;

          (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company or any of its Subsidiaries is a party; or

          (iii) violate any Applicable Laws relating to the Company, any of its Subsidiaries or any of their respective properties or assets;

except, in the case of clauses (ii) and (iii) above, as set forth in the Company SEC Documents filed prior to the date hereof or for any of the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (b) The execution and delivery by the Company of this Agreement does not, and the performance and consummation of this Agreement and the transactions contemplated hereby will not, require the Company or any of its Subsidiaries to obtain any approval of any Person or approval of, observe any waiting period imposed by, or make any filing with or notification to or seek any approval or authorization from any Governmental Authority other than (i) actions, if any, required by the HSR Act, except for actions required by the HSR Act taken prior to the date hereof, (ii) the Company Stockholders Approval, if required, (iii) registrations or other actions required under United States federal and state securities laws as are contemplated by this Agreement and (iii) consents or approvals of any Governmental Authority the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          Section 5.6. Brokerage and Finders' Fees; Expenses. Except as set forth in the Company SEC Documents filed prior to the date hereof, none of the Company, any of its Affiliates or any director, officer or employee of the Company, (a) has incurred or will incur on behalf of the Company, any brokerage, finders', advisory or similar fees in connection with the transactions contemplated by this Agreement or (b) is obligated to engage any broker, investment bank or other advisor to provide services to or on behalf of the Company or any of its Affiliates in the future.

          Section 5.7. Company SEC Documents. The Company has filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2000 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, together with the Form S-4 filed by Genesis on August 29, 2002, which includes the Company's preliminary proxy statement, collectively, the "COMPANY SEC DOCUMENTS"). The Company SEC Documents, including any financial statements or schedules included in the Company SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively and, in the case of any Company SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of the Company included in the Company SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively and, in the case of any the Company SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. None of the Company's Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, the Nasdaq Stock Market, Inc.'s National Market, any stock exchange or any other comparable Governmental Authority.

          Section 5.8. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Offer Documents, (b) the Schedule 14D-9, (c) the 14(f) Statement or (d) the Proxy/Information Statement, as required, will, (i) in the case of the Offer Documents, the Schedule 14D-9 and the 14(f) Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the 14(f) Statement are filed with the Commission or first published, sent or given to the Company Stockholders, or
(ii) in the case of the Proxy/Information Statement, at the time the Proxy/Information Statement is first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the 14(f) Statement and the Proxy/Information Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, provided that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

          Section 5.9. Compliance with Law. Except as set forth in the Company SEC Documents filed prior to the date hereof, the Company is in compliance and, at all times, has been in compliance with Applicable Laws relating to the Company or its business or properties, except where the failure to be in compliance with such Applicable Laws would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents filed prior to the date hereof, no investigation or review by any Governmental Authority with respect to the Company, to the knowledge of the Company, is pending or threatened, nor has any Governmental Authority indicated in writing to the Company an intention to conduct the same, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Without limiting the foregoing, except as disclosed in the Company SEC Documents filed prior to the date hereof, the Company and each of its Subsidiaries is, and has been since July 1, 2001, in compliance, in all material respects, with the Company's policies (as in effect on the date hereof) with respect to the recording and issuing of all credits due to the Medicare and Medicaid programs.

          Section 5.10. Litigation. Except as set forth in the Company SEC Documents filed prior to the date hereof, (a) to the knowledge of the Company, there is no Action pending or threatened against the Company or any executive officer or director of the Company that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and
(b) the Company is not subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          Section 5.11. Absence of Changes. Except as set forth in the Company SEC Documents filed prior to the date hereof, since June 30, 2002, (a) the Company has conducted its business only in the ordinary course of business consistent with past practice; (b) there has been no change, event, development, damage or circumstance affecting the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (c) there has not been any material change by the Company in its accounting methods, principles or practices, any revaluation by the Company of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice.

          Section 5.12. Taxes.

          (a) The Company and its Subsidiaries have filed all material Tax Returns (including those filed on a consolidated, combined or unitary basis) required to have been filed by the Company or its Subsidiaries. All of such Tax Returns are true, complete and correct as to the amount of Tax shown to be due thereon (except for such inaccuracies that are, individually or in the aggregate, not material), and the Company and its Subsidiaries have within the time and manner prescribed by Applicable Laws paid or, prior to the Effective Time, will pay all Taxes shown to be due on such Tax Returns. Neither the Company nor any of its Subsidiaries has any material liability for any Taxes in excess of the amounts paid (or reserved, in accordance with GAAP, as reflected on the Company SEC Documents, as adjusted for operations in the ordinary course of business since the date of such Company SEC Documents), and neither the Company nor any of its Subsidiaries is delinquent in the payment of any material Tax. Neither the Company nor any of its Subsidiaries has requested or filed any document having the effect of causing any extension of time within which to file any material Tax Returns in respect of any fiscal year that have not since been filed. Except as set forth in the Company SEC Documents filed prior to the date hereof, no deficiencies for any material Tax have been proposed, asserted or assessed (tentatively or definitely), in each case in writing, by any

Governmental Authority, against the Company or any of its Subsidiaries for which there are not adequate reserves, in accordance with GAAP, as reflected on the Company SEC Documents filed prior to the date hereof. Neither the Company nor any of its Subsidiaries is the subject of any currently ongoing material Tax audit. There are no pending requests for waivers of the time to assess any material Tax, other than those made in the ordinary course and for which either payment has been made or there are adequate reserves in accordance with GAAP as reflected on the Company SEC Documents filed prior to the date hereof. With respect to any taxable period ended on or prior to June 30, 1996, all United States federal income Tax Returns including the Company or any of its Subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of the Company or any of its Subsidiaries (other than liens for Taxes not yet due). No material claim (that is currently pending or that has been made on or after June 30, 2000) has been made in writing by an authority in a jurisdiction where the Company does not (or a Subsidiary does not) file Tax Returns asserting that the Company (or such Subsidiary) is or may be subject to taxation by that jurisdiction. The Company has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

          (b) Except as set forth in the Company SEC Documents filed prior to the date hereof, neither the Company nor any of its Subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other Person (other than the Company and its Subsidiaries) with respect to material Taxes. Neither the Company nor any of its Subsidiaries are or were a party to or bound by any agreement or arrangement (whether or not written and including any arrangement required or permitted by law) that (i) requires the Company or any of its Subsidiaries to make any material Tax payment to or for the account of any Person (other than the Company and its Subsidiaries), (ii) affords any other Person the benefit of any material net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute that could reduce Taxes (including deductions and credits related to alternative minimum Taxes) of the Company or any of its Subsidiaries, or (iii) requires or permits the transfer or assignment of any material quantity of income, revenues, receipts or gains to the Company or any of its Subsidiaries, from any Person.

          (c) The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

          (d) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (ii) in a distribution that otherwise constitutes part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (e) The net operating loss carryforwards ("NOLS") for United States federal income tax purposes of the consolidated group of which the Company is the common parent as of June 30, 2001 are not less than $125,000,000, and, except for limitations that may apply by reason of the Merger, such NOLs are not subject to any material limitation under Section 382 of the Code, Treasury Regulations Section 1.1502-15, -21 or otherwise.

          (f) The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

          (g) "TAX RETURNS" means returns, reports and forms required to be filed with any Governmental Authority of the United States or any other jurisdiction responsible for the imposition or collection of Taxes.

          (h) "TAXES" means (i) all taxes (whether United States federal, local, state or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or real or personal property taxes, together with any interest or penalties imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any taxes described in clause (i) above.

          Section 5.13. Intellectual Property.

          (a) The Company or a Subsidiary of the Company is licensed to use or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible trade secrets, proprietary information or material ("INTELLECTUAL PROPERTY") that are necessary to conduct the business of the Company and its Subsidiaries as currently conducted, except for such Intellectual Property the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (b) The Company is not, nor will it as a result of the execution and delivery of this Agreement or the performance of the Company's obligations under this Agreement or otherwise be, in breach of or otherwise cause the termination of or limit any license, sublicense or other agreement relating to the Company's Intellectual Property, or any licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third-party patents, trademarks or copyrights, including software that is used by the Company or any of its Subsidiaries, except for those the breach of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (c) To the knowledge of the Company, all patents, trademarks, service marks (or any applications or registrations therefor) and copyrights that are held by the Company or any of its Subsidiaries, and that are material to the business of the Company and its Subsidiaries as such business is presently conducted, and all Intellectual Property rights pertaining to the Material Company-Owned Software, are current, in effect, valid and subsisting. The Company (i) has not been party to any Action still pending that involves a claim of infringement by the Company of any Intellectual Property right of any third party; and (ii) has no knowledge that the marketing, licensing or sale of its services infringes any Intellectual Property right of any third party, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (d) The Company has a policy of requiring all employees to enter into appropriate confidentiality agreements in order to maintain the secrecy and confidentiality of all of the Company's material Intellectual Property (including the Material Company-Owned Software), and has done so in all cases except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (e) The Company has good and marketable title to, has the full right to use and owns solely and outright, all of the software products known as ConcordDX, Long-Term Care Pharmacy (LTCP), eAstral, and iAstral, and all modifications, revisions, versions, updates, releases, refinements, improvements and enhancements of such products and all derivative works (as such term is used in the U.S. copyright laws) based upon any of such products, whether operational, under development, superseded or inactive, including all object code, source code, system and database architecture, design features, technical manuals, test scripts, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and any data bases necessary to operate any such computer program, operating system, application system, firmware or software (all of the foregoing is collectively referred to as the "MATERIAL COMPANY-OWNED SOFTWARE"), as relating to the Company's and its Affiliates' respective businesses as conducted by the Company and its Affiliates at all times on and before the Effective Time, free and clear of any liens, licenses (other than written license agreements with customers entered into by the Company in the ordinary course of business) or other encumbrances which would in any way materially limit or restrict the Company's ability to market, license, sell, modify, update, and/or create derivative works for, the Material Company-Owned Software. The Material Company-Owned Software does not incorporate or embody any third-party Intellectual Property.

          (f) To the extent that any author or developer of any Material Company-Owned Software was not a regular full-time employee of the Company or its predecessors working within the scope of his or her employment with the Company or its predecessors, at the time such Person contributed to the creation or modification of any Material Company-Owned Software, such author or developer has irrevocably assigned to the Company or its predecessors, as applicable, in writing all copyrights, patent rights, trade secrets and other Intellectual Property in such Person's work with respect to such Material Company-Owned Software. None of the Material Company-Owned Software is owned by or registered in the name of any current or former owner, shareholder, partner, director, executive, officer, employee, salesman, agent, customer, representative or contractor of the Company, any of its predecessors or any third Person, nor do such have any interest therein or right thereto, including the right to royalty payments.

          (g) To the knowledge of the Company, none of the Material Company-Owned Software or its respective past or current uses, including the preparation, distribution, marketing or licensing thereof, has violated or infringed upon, or is violating or infringing upon, any Intellectual Property of any Person. To the knowledge of the Company, no Person is violating or infringing upon, or has violated or infringed upon at any time, any of the Material Company-Owned Software.

          Section 5.14. Title to and Condition of Properties.

          (a) The Company owns or holds under valid leases all real property and all properties, assets and equipment necessary for the conduct of the business of the Company as presently conducted, except where the failure to own or hold such real property, properties, assets and equipment would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (b) Except as set forth in the Company SEC Documents filed prior to the date hereof, the Company or one of its Subsidiaries holds good and marketable fee title to all real property and interests in real property owned in fee by the Company or its Subsidiaries (the "OWNED REAL PROPERTY"), free and clear of any liens, mortgages, easements, rights-of-way, licenses, use restrictions, claims, charges, options, title defects or encumbrances of any nature whatsoever, except for the Permitted Encumbrances. All aspects of the Owned Real Property are in compliance in all material respects with any and all restrictions and other provisions included in the Permitted Encumbrances, and there are no matters that create, or that with notice or the passage of time would create, a default under any of the documents evidencing the Permitted Encumbrances. As used herein, the term "PERMITTED ENCUMBRANCES" means (i) liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business that are less than $10,000 in amount; or (iii) easements, rights-of-way, encroachments, restrictions, conditions and other similar encumbrances of record or incurred or suffered in the ordinary course of business and that, individually or in the aggregate, (A) are not substantial in amount in relation to the applicable Owned Real Property; and (B) do not materially detract from the use, utility or value of the applicable Owned Real Property or otherwise materially impair the Company's present business operations at such location.

          (c) All leases pursuant to which the Company or any of its Subsidiaries leases real property are valid and effective and in accordance with their respective terms, and there is not, under any such lease, any existing default or event of default by the Company or its Subsidiaries (or event that, with notice or lapse of time or both, would constitute a material default by the Company or its Subsidiaries), except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, the Company has all permits or licenses necessary to use its leased real property, except where the failure to obtain such permits or licenses would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          Section 5.15. Employee Benefit Plans.

          (a) The following terms have the definitions given below:

          "CONTROLLED GROUP LIABILITY" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 601 et seq. of the Code and
Section 601 et seq. of ERISA, and (v) under corresponding or similar provisions of foreign laws or regulations, in each case, other than pursuant to the Plans.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations thereunder.

          "ERISA AFFILIATE" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "PLANS" means all employee benefit plans, programs and other arrangements providing benefits to any employee or former employee in respect of services provided to the Company or any of its Subsidiaries or to any beneficiary or dependent thereof, and whether covering one individual or more than one individual, sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term "Plans" includes any defined benefit or defined contribution pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, bonus or incentive plan or program, severance pay plan, agreement, arrangement or policy, practice or agreement, employment agreement, consulting agreements, salary continuation agreements, retiree medical benefits plan and each other employee benefit plan, program or arrangement including each "employee benefit plan" (within the meaning of Section 3(3) of ERISA).

          (b) Since June 30, 2002, there have been no amendments to any stock option or equity compensation plan that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new stock option or equity compensation plan.

          (c) The Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a "qualified plan" (within the meaning of Section 401(a) of the Code) (a "QUALIFIED PLAN"), and all applicable foreign qualifications or registration requirements have been satisfied with respect to any Plan maintained outside the United States. There are no existing circumstances nor any events that have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust or the qualified or registered status of any Plan or trust maintained outside the United States, other than qualification matters that can be corrected without material liability.

          (d) All material contributions required to be made by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been made in a substantially timely manner or paid in full and through the Closing Date will be made in a substantially timely manner or paid in full. There are no Plans or related trusts maintained outside the United States.

          (e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries and their respective ERISA Affiliates have complied, and are now in compliance with all provisions of ERISA, the Code and all laws and regulations (including any local Applicable Laws) applicable to the Plans. Each Plan has been operated in material compliance with its terms. There is not now, and there are no existing circumstances that would reasonably be expected to give rise to, any material requirement for the posting of security with respect to a Plan or the imposition of any Lien on assets of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates under ERISA or the Code, or similar Applicable Laws of foreign jurisdictions.

          (f) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) (a "MULTIEMPLOYER PLAN") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "MULTIPLE EMPLOYER PLAN"), nor has the Company or any of its Subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date of this Agreement, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

          (g) There does not now exist, and there are no existing circumstances that would reasonably be expected to result in, any material Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Closing. Without limiting the generality of the foregoing, neither the Company nor any of its

Subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA other than transactions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (h) Except as set forth in the Company SEC Documents filed prior to the date hereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA or similar state laws, neither the Company nor any of its Subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

          (i) Except as disclosed in the Company SEC Documents filed prior to the date hereof, neither the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement nor any shareholder, board or other approval of such transactions will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of the Company or any of its Subsidiaries (either alone or in conjunction with any other event). Without limiting the generality of the foregoing, no amount paid or payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, either solely as a result thereof or as a result of such transactions in conjunction with any other events, will be an "excess parachute payment" (within the meaning of Section 280G of the Code).

          (j) There are no pending or, to the knowledge of the Company, threatened Actions (other than claims for benefits in the ordinary course) that have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans that would reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the United States Department of Treasury, the United States Department of Labor or any Multiemployer Plan, or to comparable entities or Plans under Applicable Laws of jurisdictions outside the United States.

          (k) No material disallowance of a deduction under Section 162(m) of the Code for employee reimbursement of any amount paid or payable by the Company or any of its Subsidiaries has occurred or is reasonably expected to occur.

          Section 5.16. Contracts.

          (a) All material contracts required to be filed prior to the date hereof by the Company or any of its Subsidiaries pursuant to Regulation S-K have been filed as exhibits to, or incorporated by reference in, a Company SEC Document filed after December 31, 2001 and prior to the date hereof (such agreements, the "COMPANY AGREEMENTS"). Except as set forth in the Company SEC Documents filed prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition agreements or any other agreements or arrangements that may limit or otherwise restrict the Company or any of its Subsidiaries or their respective Affiliates or any successor thereto, or that would, after the Effective Time, limit or restrict Parent or any of its Affiliates (including the Surviving Corporation) or any successor thereto from engaging or competing in any line of business currently engaged in, or proposed to be engaged in, by the Company in any geographic area or with respect to any customer or potential customer.

          (b) Each of the Company Agreements is a valid and binding obligation of the Company or one of its Subsidiaries and, to the knowledge of the Company, the valid and binding obligation of each other party thereto, except for such Company Agreements that, if not so valid and binding, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is or is alleged to be nor, to the knowledge of the Company, is any other party thereto, in breach or violation of or in default in respect of, nor has there occurred an event or condition, that with the passage of time or giving of notice (or both), would constitute a material default under or permit the termination of, or give rise to or accelerate the timing of any material rights or penalties under, any Company Agreements.

          Section 5.17. Labor Matters. Except as set forth in the Company SEC Documents filed prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to any labor contracts or collective bargaining agreements. There is no labor strike, dispute or stoppage pending, or, to the knowledge of the Company, threatened, against the Company, and neither the Company nor any of its Subsidiaries has experienced any labor strike, dispute or stoppage or other material labor difficulty involving its employees since January 1, 2000. To the knowledge of the Company, since January 1, 2000, no campaign or other attempt for recognition has been made by any labor organization or employees with respect to employees of the Company or any of its Subsidiaries.

          Section 5.18. Undisclosed Liabilities.

          (a) Except (i) as and to the extent disclosed or reserved against on the balance sheet of the Company at June 30, 2002 included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 (the "COMPANY RECENT BALANCE SHEET") or (ii) as set forth in the Company SEC Documents filed prior to the date hereof, the Company does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (b) Except (i) as set forth in the Company SEC Documents filed prior to the date hereof or (ii) for any actions that are not, individually or in the aggregate, material, since June 30, 2002 through the date of this Agreement, the Company has not engaged in any transaction that, if done after the execution of this Agreement, would violate Section 6.3(c) of this Agreement.

          Section 5.19. Licenses; Permits; Compliance.

          (a) To the knowledge of the Company, the Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "COMPANY PERMITS"), and there is no Action, pending or, to the knowledge of the Company, threatened, regarding any of the Company Permits. The Company and its Subsidiaries are not in material conflict with, or in material default or violation of, any of the Company Permits.

          (b) Except as set forth in the Company SEC Documents filed prior to the date hereof or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

          (i) all necessary approvals from Governmental Authorities for all drug and device products that are manufactured, distributed and/or sold by the Company and its Subsidiaries have, to the knowledge of the Company, been obtained, and the Company and its Subsidiaries are in substantial compliance with the most current form of each applicable approval with respect to the manufacture, storage, transportation, distribution, promotion and sale by the Company and its Subsidiaries of such products;

          (ii) to the knowledge of the Company, none of the Company, its Subsidiaries, nor any officer, employee or agent of the Company or its Subsidiaries (during the term of such individual's employment by the Company or while acting as an agent of the Company) has made any untrue statement of a material fact or fraudulent statement to the United States Food and Drug Administration (the "FDA") or any other Governmental Authorities, or failed to disclose a material fact required to be disclosed to the FDA or other Governmental Authorities;

          (iii) to the knowledge of the Company, no article of drug, device, cosmetic or vitamin manufactured (directly or indirectly) or distributed by the Company or any of its Subsidiaries is adulterated or misbranded within the meaning of the Food, Drug and Cosmetic Act or similar governmental act or law of any jurisdiction; and

          (iv) to the knowledge of the Company, none of the Company, its Subsidiaries, nor any officer, employee or agent of the Company (during the term of such individual's employment by the Company or while acting as an agent of the Company) nor its Subsidiaries or Affiliates has been convicted of any crime, or engaged in any conduct, for which debarment or similar punishment is mandated or permitted by any Applicable Laws.

          (c) Except as set forth in the Company SEC Documents filed prior to the date hereof, to the extent necessary to operate the Company's business as presently conducted, the Company and its Subsidiaries are certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act (the "MEDICARE AND MEDICAID PROGRAMS" and, together with such other similar federal, state or local reimbursement or governmental programs for which the Company and its Subsidiaries are eligible, the "GOVERNMENT PROGRAMS") and have current provider agreements for such Government Programs and, to the knowledge of the Company, except where the failure to so have would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, with such private non-governmental programs, including any private insurance program under which they, directly or indirectly, are presently receiving payments (such non-governmental programs, the "PRIVATE PROGRAMS"). No surveys of the Company, its Subsidiaries or their respective predecessors in interest conducted in connection with any of the Government Programs, the Private Programs or licensing or accrediting body during the past two years have identified any facts or circumstances that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (d) To the knowledge of the Company, there is no pending or threatened Action by any Governmental Authority (i) to revoke, cancel, suspend, modify in any material respect or refuse to renew any of the Company Permits or (ii) that could adversely effect the ability of the Company and/or its Subsidiaries to participate in any Government Programs or Private Programs. Neither the Company nor any of its Subsidiaries has received any notice of any Action pending or recommended by any Governmental Authority having jurisdiction over any of the Company Permits or the Government Programs or the Private Programs either to revoke, withdraw or suspend any license, right or authorization, or to terminate the participation of the Company or any of its Subsidiaries in any of the Government Programs or the Private Programs. To the knowledge of the Company, and except as could not, individually or in the aggregate, reasonably be expected to prejudice the ability of Parent or any of its Subsidiaries to obtain any necessary licenses or permits as of and after the Closing or to materially interfere with or limit the business of Parent or any of its Subsidiaries after the Closing on an ongoing basis, no event has occurred that, with the giving of notice, the passage of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the Company Permits or to terminate or modify the participation of the Company or any of its Subsidiaries in any of the Government Programs or the Private Programs. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there has been no decision not to renew any provider or third-party payor agreement of the Company or any of its Subsidiaries by any Governmental Authority, and no consent or approval of, prior filing with or notice to, or any Action by, any Governmental Authority or any other third party is required in connection with the transfer or change of ownership of such Company Permit, or the Government Programs or the Private Programs, by reason of the assignment thereof to the Company upon consummation of the Merger.

          (e) Each of the Company and its Subsidiaries has timely filed all reports and billings required to be filed by it prior to the date hereof in accordance with the Government Programs and the Private Programs, all fiscal intermediaries and other insurance carriers and all such reports and billings are complete and accurate in all material respects and have been prepared in compliance with all Applicable Laws governing reimbursement and payment claims, except for failures that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments that have become due pursuant to such reports and billings and has no unpaid liability under any of the Government Programs or the Private Programs for any refund, overpayment, discount or adjustment, except for failures to pay that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in the Company SEC Documents filed prior to the date hereof, (i) there are no pending material Actions relating to such prior reports or billings, and (ii) to the knowledge of the Company, during the last two years, the Company and its Subsidiaries have not been subject to any material audit or examination by any of the Government Programs or the Private Programs. There are no other reports required to be filed by Parent in order to be paid under any of the Government Programs or the Private Programs for services rendered by the Company or its Subsidiaries, except for reports not yet due and except for reports the failure of which to be filed would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          Section 5.20. Institutional Pharmacy Business.

          (a) The Company beneficially owns or has a valid leasehold interest in each Company pharmacy utilized by the Company or its Subsidiaries in connection with its pharmacy business. No other Person has any beneficial ownership or interest in or to any such pharmacy nor does any other Person have any right or option to acquire any beneficial ownership or interest in or to any such pharmacy.

          (b) Except as set forth in the Company SEC Documents filed prior to the date hereof, the Company and its Subsidiaries have not violated, and are not now in violation of, 42 U.S.C. 'SS''SS' 1320a-7, 1320a-7a, 1320a-7b, 1395nn or
1396b.

          (c) Except as could not, individually or in the aggregate, reasonably be expected to prejudice the ability of Parent or any of its Subsidiaries to obtain required licenses or permits as of and after the Closing or to materially interfere with or limit the institutional pharmacy business of Parent or any of its Subsidiaries after the Closing on an ongoing basis and, except as set forth in the Company SEC Documents filed prior to the date hereof, (i) the Company and its Subsidiaries are duly licensed to provide pharmacy services in all states in which they do business, and also are participants in the Medicare program and the Medicaid programs of such states and (ii) the Company and its Subsidiaries are in material compliance with all Applicable Laws affecting (A) such licenses and (B) the participation by the Company's pharmacies in the Medicare and Medicaid programs.

          Section 5.21. Environmental Matters. Except for matters disclosed in the Company SEC Documents filed prior to the date hereof, (a) to the knowledge of the

Company, the properties, operations and activities of the Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws and all past noncompliance of the Company or any of its Subsidiaries with any Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future material obligation, cost or liability; (b) the Company and its Subsidiaries and the properties and operations of the Company and its Subsidiaries are not subject to any existing, pending, or, to the knowledge of the Company, threatened, material Action under any Environmental Law; (c) to the knowledge of the Company, there has been no material release of any Hazardous Material into the environment by the Company or its Subsidiaries in connection with their current or former properties or operations in violation of applicable Environmental Laws; and (d) to the knowledge of the Company, there has been no material exposure of any Person or property to any Hazardous Material in connection with the current or former properties, operations and activities of the Company and its Subsidiaries in violation of applicable Environmental Laws. "ENVIRONMENTAL LAWS" means all United States federal, state or local or foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, "HAZARDOUS MATERIALS") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder. "ENVIRONMENTAL PERMIT" means any permit, approval, grant, consent, exemption, certificate order, easement, variance, franchise, license or other authorization required under or issued pursuant to any applicable Environmental Law.

          Section 5.22. Accounts Receivable; Accounts Payable; Inventories and Cash.

          (a) All accounts and notes receivable of the Company have arisen in the ordinary course of business, and the accounts receivable reserve reflected in the Company Recent Balance Sheet is, as of the date of the Company Recent Balance Sheet, adequate and established in accordance with GAAP consistently applied, subject to year-end adjustments and accruals in the ordinary course of business and not material in amount. Since June 30, 2002, there has been no event or occurrence that, when considered, individually or together with all such other events or occurrences, would cause such accounts receivable reserve to be inadequate, and that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (b) Since January 1, 2002, except as set forth in the Company SEC Documents filed prior to the date hereof, neither the Company nor any of its Subsidiaries has, with respect to any non-de minimus portion of its trade accounts payable, (i) failed in any material respect to pay its trade accounts payable in the ordinary course, or (ii) materially extended the terms of payment, whether by contract, amendment, act, deed, or course of dealing, of any trade account payable.

          (c) The assets of the Company and its Subsidiaries that are inventories (i) are in good and merchantable condition; (ii) to the knowledge of the Company, have been purchased by the Company or its Subsidiaries directly from the manufacturer thereof or from an authorized distributor of such products in accordance with the Federal Prescription Drug Marketing Act, if applicable; and (iii) are not past the manufacturer's expiration date or less than 30 days from the manufacturer's expiration date, except for such failures as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and do not involve, affect or relate to more than 5% of such inventories by value.

          Section 5.23. Insurance. The Company presently has in effect insurance policies that are, in all material respects, of the type and in amounts that are customary, adequate and suitable in relation to the business, assets and liabilities of the Company or its Subsidiaries, and are consistent with past practice.

          Section 5.24. Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of the Company Financial Advisor to the effect that, as of the date of this Agreement, the Merger Consideration to be received in the Offer and the Merger is fair to the Company Stockholders from a financial point of view. Promptly upon execution of this Agreement, the Company will provide a copy of such opinion to Parent, and such opinion has not been withdrawn or revoked or otherwise modified in any material respect as of the date hereof.

          Section 5.25. Related Parties. Except as set forth in the Company SEC Documents filed prior to the date hereof and except for transactions between the Company and its directly or indirectly wholly-owned Subsidiaries or between two or more directly or indirectly wholly-owned Subsidiaries of the Company, (i) no Affiliate of the Company is a party with the Company or any of its Subsidiaries to an agreement that will continue after the Closing Date; (ii) no Affiliate of the Company owes any money to, nor is such Affiliate owed any money by, the Company or any of its Subsidiaries, other than pursuant to Plans and other than reimbursement for or advancement of routine expenses; (iii) neither the Company nor any of its Subsidiaries has, directly or indirectly, guaranteed or assumed any indebtedness for borrowed money or otherwise for the benefit of an Affiliate of the Company; and (iv) since June 30, 2002, neither the Company nor any of its Subsidiaries has made any payment to, or engaged in any transaction with, an Affiliate of the Company, or any affiliate of any such Affiliate of the Company, other than pursuant to Plans and other than reimbursement for or advancement of routine expenses.

          Section 5.26. Board Recommendation; Required Vote. The Board of Directors of the Company, at a meeting duly called and held, has, by the vote of its members required by law and the Company Certificate of Incorporation, as applicable, (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable and fair to and in the best interests of the Persons to whom the Board of

Directors of the Company owes fiduciary duties, and (ii) resolved to recommend that the holders of shares of Company Common Stock, if required, approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger (the "COMPANY BOARD RECOMMENDATION"). The affirmative vote of holders of a majority of the voting power of the outstanding shares of the Company Common Stock, voting together as a single class (the "COMPANY STOCKHOLDERS APPROVAL"), is the only vote necessary, if at all, of the holders of any class or series of stock of the Company necessary to adopt this Agreement and approve the transactions contemplated by this Agreement.

          Section 5.27. Section 203 of the DGCL; No Rights Agreement. Prior to the date of this Agreement, the Board of Directors of the Company has taken all action necessary to exempt under or make not subject to (a) the provisions of
Section 203 of the DGCL, (b) the provisions of Article VI of the Company Certificate of Incorporation and (c) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the Offer, (ii) the execution of this Agreement,
(iii) the Merger and (iv) the transactions contemplated by this Agreement. The Company does not have any stockholders or shareholder rights agreement or any similar type of anti-takeover agreement.

                                  ARTICLE VI

                            COVENANTS OF THE PARTIES

          The parties to this Agreement agree that:

          Section 6.1. Mutual Covenants.

          (a) Reasonable Efforts; Notification.

          (i) Each of Parent and the Company shall act in good faith and reasonably cooperate with the other party in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws with respect to any such filing or any such transaction. To the extent not prohibited by Applicable Laws, each party to this Agreement shall use all reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Laws in connection with the transactions contemplated by this Agreement. Each party to this Agreement shall give the other parties to this Agreement reasonable prior notice of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. None of the parties to this Agreement shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties to this Agreement prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties to this

     Agreement will consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to this Agreement in connection with proceedings under or relating to the HSR Act or other Antitrust Laws. The parties acknowledge that the applicable waiting periods under the HSR Act have expired or been terminated.

          (ii) Subject to Section 6.1(a)(iv) of this Agreement, each of Parent and the Company shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statues, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "ANTITRUST LAWS"). In connection therewith and subject to Section 6.1(a)(iv) of this Agreement, if any Action is instituted (or threatened to be instituted) challenging any transactions contemplated by this Agreement as inconsistent with or violative of any Antitrust Law, each of Parent and the Company shall cooperate and use all reasonable efforts vigorously to contest and resist such Action, and to have vacated, lifted, reversed, or overturned any Order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless Parent determines that litigation is not in its best interests. Subject to Section 6.1(a)(iv) of this Agreement, each of Parent and the Company shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under applicable Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement.

          (iii) Subject to Section 6.1(a)(iv) of this Agreement, each of the parties to this Agreement agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including other filings with Governmental Authorities, if any), (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Offer and the Merger that are necessary to consummate the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on Parent or the Company from occurring prior to or after the Effective Time, (C) the preparation of the Proxy/Information Statement (if required) (D) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, and (E) the providing of all such information concerning such party, its Subsidiaries, its Affiliates and its Subsidiaries' and Affiliates' officers, directors, employees and partners as may be reasonably requested in connection with any of the matters set forth in this paragraph (iii).

          (iv) At the request of Parent, the Company and its Subsidiaries shall agree to hold separate (including by trust or otherwise) or to divest any of their respective businesses, Subsidiaries or assets, or to take or agree to take any action with respect to, or agree to any limitation on, any of their respective businesses, Subsidiaries or assets, provided that any such action is conditioned upon the consummation of the Offer and the Merger. The Company agrees and acknowledges that, notwithstanding anything to the contrary in this Section 6.1(a), neither the Company nor any of its Subsidiaries shall, without Parent's prior written consent, agree to hold separate (including by trust or otherwise) or to divest any of their respective businesses, Subsidiaries or assets, or to take or agree to take any action with respect to, or agree to any limitation on, any of their respective businesses, Subsidiaries or assets. Anything to the contrary in this Agreement notwithstanding, Parent and its Subsidiaries shall not be required to hold separate (including by trust or otherwise) or to divest any of the respective businesses, Subsidiaries or assets of Parent and any of its Subsidiaries and/or the Company and any of its Subsidiaries, or to take or agree to take any action with respect to, or agree to any limitation on, any of their respective businesses in order to satisfy any of their respective obligations under this Agreement, including under this
     Section 6.1.

          (b) Public Announcements. Unless otherwise required by Applicable Laws or by obligations pursuant to any listing agreement with or rules of any securities exchange, the Company shall consult with, and use all reasonable efforts to accommodate the comments (including as to timing) of Parent, and the Parent shall consult with, and use all reasonable efforts to accommodate the comments (including as to timing) of the Company before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

          (c) Notice of Breaches; Updates.

          (i) Parent shall, promptly upon receiving knowledge thereof, deliver to the Company written notice of any event or development that would (A) render any statement, representation or warranty of Parent in this Agreement inaccurate or incomplete in any material respect or (B) constitute or result in a breach by Parent of, or a failure by Parent to comply with, any agreement or covenant in this Agreement. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

          (ii) The Company shall, promptly upon receiving knowledge thereof, deliver to Parent written notice of any event or development that would (A) render any statement, representation or warranty of the Company in this Agreement inaccurate or incomplete in any material respect or (B) constitute or result in a breach by the Company of, or a failure by the Company to comply with, any agreement or covenant in this Agreement. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

          (d) Outstanding Notes and Credit Agreement.

          (i) Prior to the Acceptance Date, the Company shall take all such actions as are required to be taken in advance of the Acceptance Date, including, without limitation, providing any required notices on a timely basis, in order to permit the Company to redeem the 5-3/4% convertible subordinated debentures, due 2004, of the Company (the "NOTES") on, or as soon as practicable following, the Acceptance Date in accordance with the terms of Article Eleven of the Indenture, dated as of August 13, 1997, between the Company and Wells Fargo, as successor trustee, relating to the Notes (the "INDENTURE"), as if such date were the Redemption Date (as defined in the Indenture).

          (ii) Subject to the Company's compliance with the preceding paragraph, Parent shall cause the Company to redeem the Notes, in accordance with the terms of Article Eleven of the Indenture, on, or as soon as practicable following, the Acceptance Date.

          (iii) Prior to the Acceptance Date, the Company shall take all such actions as are required to be taken in advance of the Acceptance Date, in order to permit the Company to repay on, or as soon as practicable following, the Acceptance Date, all amounts outstanding under the Credit Agreement, dated as of June 1, 1998, among the Company, KeyBank National Association and the other lenders named therein, as amended (the "CREDIT AGREEMENT"), on such date, including, without limitation, (A) providing any required notices on a timely basis, (B) obtaining a payoff letter, in a form reasonably satisfactory to Parent, setting forth the outstanding principal, interest and other amounts due and owing under the Credit Agreement on the Acceptance Date or such later date, as the case may be, and (C) obtaining a release, in a form reasonably satisfactory to Parent, of any and all liens under or related to the Credit Agreement and the return of any collateral under the Credit Agreement, which release shall be delivered upon the repayment of all amounts outstanding under the Credit Agreement as contemplated by this paragraph.

          (iv) Subject to the Company's compliance with the preceding paragraph, Parent shall cause the Company to repay the Credit Agreement, in accordance with the terms of the preceding paragraph.

          Section 6.2. Covenants of Parent.

          (a) Indemnification; Directors' and Officers' Insurance.

          (i) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company Certificate of Incorporation or the Company By-Laws as in effect as of the date of this Agreement, and

          (ii) Parent shall use all reasonable efforts to cause the Surviving Corporation or Parent to maintain in effect the Company's fully paid existing directors' or officers' liability insurance and, to the extent the existing policy cannot be maintained, to obtain for a period of six years after the Effective Time, policies of directors' and officers' liability insurance at no cost to the beneficiaries thereof with respect to acts or omissions occurring prior to the Effective Time with substantially the same coverage and containing substantially similar terms and conditions as existing policies; provided, however, that neither the Surviving Corporation nor Parent shall be required to pay an aggregate premium for such insurance coverage in excess of 200% of the amount of such premium on the date of this Agreement, but in such case shall purchase as much coverage as reasonably practicable for such amount.

          (b) Employee Benefits. For a period of 12 months after the Closing Date, Parent or the Surviving Corporation shall provide employees of the Surviving Corporation with (i) wages or salaries, and commissions, as applicable, and (ii) employee pension and welfare benefits, in each case, that are substantially similar in the aggregate to those provided to such employees immediately prior to the Closing Date or those provided to similarly situated employees of the Parent and its Affiliates or their Subsidiaries at the sole discretion of Parent. Subject to the preceding sentence, Parent and the Surviving Corporation shall have the right to amend or terminate any benefit plan, program or arrangement. Nothing contained in this Agreement shall prevent, limit or restrict in any way Parent's or the Surviving Corporation's right to terminate the employment or services of any Person at any time following the Closing Date, nor shall it be construed as a guarantee of employment to any Person.

          (c) Maintenance of Operations at the Beachwood Location. Parent shall cause the Surviving Corporation to maintain business operations at the Beachwood, Ohio facility for a period of one year from the Closing Date.

          (d) Payments Pursuant to the Genesis Merger Agreement. Parent shall make a payment, in cash, to the Company (by wire transfer of immediately available funds to an account specified in writing by the Company), of an amount equal to the amount payable by the Company to Genesis pursuant to Section 7.2 of the Genesis Merger Agreement (the "GENESIS PAYMENT") at such time as the Company becomes obligated to pay such amount to Genesis in accordance with the terms of the Genesis

Merger Agreement. Notwithstanding the foregoing, the Genesis Payment shall be returned to Parent (by wire transfer of immediately available funds to an account specified in writing by Parent) at such time as the Termination Fee is payable by the Company to Parent as provided in Section 8.2(b) of this Agreement.

          (e) Employment Arrangements. Parent acknowledges and agrees to be bound by the terms of the employment agreements solely between the Company and its employees set forth in the Company SEC Documents filed prior to the date hereof (other than the Binding Term Sheet Agreement among Jon H. Outcalt, the Company and Genesis, dated July 28, 2002 or any other agreement or arrangement that Parent determines, after consultation with its legal advisor, could result in a violation of Rule 14d-10 under the Exchange Act).

          Section 6.3. Covenants of the Company.

          (a) The Company Stockholders Meeting. If the Company Stockholders Approval is required by law, the Company shall, as promptly as practicable following the expiration of the Offer, take all action in accordance with the United States federal securities laws, the DGCL and the Company Certificate of Incorporation and the Company By-Laws necessary to duly call, give notice of, convene and hold a special meeting of the Company Stockholders, to be held on the earliest practicable date determined in consultation with Parent, for the purpose of obtaining the Company Stockholders Approval (the "COMPANY STOCKHOLDERS MEETING"). Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn (other than for the absence of a quorum and then only to the next possible future date) the Company Stockholders Meeting without Parent's consent. The Board of Directors of the Company shall submit this Agreement to the Company Stockholders, whether or not the Board of Directors of the Company at any time changes, withdraws or modifies the Company Board Recommendation. The Company shall solicit from the Company Stockholders proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of the Company Stockholders required by the DGCL and the Company Certificate of Incorporation and Company By-Laws to authorize and adopt this Agreement and the Merger. Without limiting the generality of the foregoing, (i) the Company agrees that its obligation to duly call, give notice of, convene and hold a meeting of the holders of Company Common Stock, as required by this Section 6.3, shall not be affected by the withdrawal, amendment or modification of the Company Board Recommendation and
(ii) the Company agrees that its obligations pursuant to this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or Superior Proposal. Notwithstanding the foregoing, if Sub or any other Subsidiary of Parent shall acquire at least 90% of the outstanding shares of Company Common Stock, the parties shall, at the option and request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Company Stockholders Meeting in accordance with Section 253 of the DGCL.

          (b) Proxy/Information Statement; Other Filings; Board Recommendations.

          (i) If the Company Stockholders Approval is required by law, the Company shall, as soon as practicable following expiration of the Offer, prepare and file with the Commission the Proxy/Information Statement. The Company will respond promptly to any comments of the Commission and will cause the Proxy/Information Statement to be mailed to the Company Stockholders at the earliest practicable time following expiration of the Offer. As promptly as practicable after the date of this Agreement, each of the Company and Parent will prepare and file any other documents required to be filed by it under the Exchange Act, the Securities Act or any other federal, state, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). No amendment or supplement to the Proxy/Information Statement will be made by the Company without the prior approval of the Parent except as required by Applicable Laws, and then only to the extent necessary. The Company will notify Parent promptly upon the receipt of any comments from the Commission or its staff or any other government officials and of any request by the Commission or its staff or any other government officials for amendments or supplements to the Proxy/Information Statement or any Other Filings or for additional information and will supply the Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the Commission, or its staff or any other government officials, on the other hand, with respect to the Proxy/Information Statement, the Merger or any Other Filing. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy/Information Statement or any Other Filing, the Company will promptly inform the Parent of such occurrence and cooperate in filing with the Commission or its staff or any other Governmental Authority, and/or mailing to the Company Stockholders, such amendment or supplement.

          (ii) If the Proxy/Information Statement is required, the Company Board Recommendation shall be included in the Proxy/Information Statement, except that the Board of Directors of the Company may withdraw or modify in a manner adverse to Parent such recommendation only if the Board of Directors of the Company determines, in good faith, after consultation with outside legal counsel, that such action is required in order for the directors of the Company to comply with their fiduciary duties to those Persons to whom the Board of Directors of the Company owes fiduciary duties under Applicable Laws.

          (c) Conduct of the Company's Operations. Until such time as Parent's designees shall constitute a majority of the members of the Board of Directors of the Company, the Company shall conduct its operations in the ordinary course consistent with past practice, and shall use all commercially reasonable efforts to maintain and preserve its business organization and its material rights and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted), to the end that their goodwill and ongoing business shall not be impaired in any material respect (except as a result of the implementation of FAS142 as required by the Financial Accounting Standards Board). Without limiting the generality of the foregoing, during the period from the date of this Agreement until such time as Parent's designees shall constitute a majority of the members of the Board of Directors of the Company, the Company and each of its Subsidiaries shall not, except as otherwise expressly contemplated by this Agreement or as set forth in the Company SEC Documents filed prior to the date hereof, without the prior written consent of
Parent:

          (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock (other than dividends or distributions from any directly or indirectly wholly-owned subsidiary of the Company to the Company or another directly or indirectly wholly-owned subsidiary of the Company) or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of Company Options that are outstanding as of the date of this Agreement), or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of the Company capital stock;

          (ii) directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any non-de minimis portion of its property or assets other than in the ordinary course of business consistent with past practice;

          (iii) make or propose any changes in its certificate of incorporation, by-laws or other similar governing documents;

          (iv) merge or consolidate with any other Person or dissolve, liquidate, restructure or otherwise alter the corporate structure of the Company or any of its Subsidiaries;

          (v) acquire a material amount of assets or capital stock of any other Person;

          (vi) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other Person other than trade payables in the ordinary course of business, consistent with past practice;

          (vii) create any Subsidiaries;

          (viii) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than in the ordinary course of business consistent with past practice with respect to non-officer employees of the Company (except for severance agreements, which, in all cases, shall require the prior written consent of Parent), or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee, except as may be required by Applicable Laws or existing contractual arrangements disclosed to Parent prior to the date hereof, or grant, reprice, or accelerate the exercise or payment of any Company Options or other equity-based awards;

          (ix) enter into, adopt or amend any Plan, except as shall be required by Applicable Laws;

          (x) take any action that could give rise to severance benefits (including payments under any employment, consulting, severance, salary continuation, change in control, parachute or similar agreements or Plans), including taking any action that could give rise to a claim of "Good Reason" termination or similar claim by any such Person;

          (xi) change any material method or principle of Tax or financial accounting, except to the extent required by Applicable Laws or GAAP as advised by the Company's regular independent accountants;

          (xii) settle any Actions, whether now pending or made or brought after the date of this Agreement involving, individually or in the aggregate, an amount in excess of $250,000;

          (xiii) modify, amend or terminate, or waive, release or assign any material rights or claims, or fail to exercise a right of renewal, with respect to, any Company Agreements, any other material contract to which the Company or a Subsidiary is a party or any confidentiality agreement to which the Company or a Subsidiary is a party;

          (xiv) enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice (other than as permitted, in each case, by Section 6.3(d) of this Agreement);

          (xv) make any change to the terms of payment or payment practices that, individually or in the aggregate, amounts to a material change to the terms of payment or payment practices with respect to a non-de minimis portion (by dollar value or number of customers or number of suppliers) of the Company's accounts receivable or accounts payable;

          (xvi) incur, make or commit to any capital expenditures not provided for in the Company's annual capital expenditures budget, which has been approved by the Board of Directors of the Company prior to the date of this Agreement;

          (xvii) fail to use all commercially reasonable efforts to collect the Company's outstanding receivables;

          (xviii) generate, create or allow any receivables other than in the ordinary course of business consistent with past practice;

          (xix) other than with respect to transactions between the Company and its directly or indirectly wholly-owned Subsidiaries or between two or more of the Company's directly or indirectly wholly-owned Subsidiaries, make any payments in respect of policies of directors' and officers' liability insurance (premiums or otherwise) other than premiums paid in respect of its current policies not in excess of the amount paid prior to the date of this Agreement;

          (xx) make any payment to, or engage in any transaction with, or guarantee or assume any obligation or indebtedness of, or relieve any obligation to the Company or any of its Subsidiaries of, any Affiliate of the Company, or any affiliate of any such Affiliate of the Company, other than pursuant to Plans (to the extent permissible in light of clause (viii) of this Section 6.3(c)) and other than reimbursement for or advancement of routine expenses;

          (xxi) incur, make or commit to any fees related to this Agreement and the transactions contemplated hereby (including fees of attorneys, accountants and investment bankers, including regular fees and any success-based fees or fees contingent upon such transactions) such that the aggregate of such fees that are incurred, made or committed during the period from the date of this Agreement until such time as Parent's designees shall constitute a majority of the members of the Board of Directors of the Company and are payable as of the Closing Date or, thereafter, as a result of the Closing exceeds $2,000,000.

          (xxii) enter into or carry out any other material transaction other than in the ordinary and usual course of business;

          (xxiii) except in the ordinary course of business consistent with past practice (A) make, revoke or amend any material Tax election, (B) settle or compromise any material claim or assessment with respect to Taxes, but only if such settlement or compromise would either individually result in a Tax liability in excess of $250,000 or in combination with all other material Tax claims or assessments settled or compromised since the date of this Agreement result in aggregate Tax liabilities in excess of $250,000, (C) execute any consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any material Taxes, or (D) amend any material Tax Returns except in connection with the settlement or compromise of a claim or assessment that would not either individually result in a Tax liability in excess of $250,000 or in combination with all other material Tax claims or assessments settled or compromised since the date of this Agreement result in aggregate Tax liabilities in excess of $250,000;

          (xxiv) other than pursuant to this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries that is inconsistent with the prompt consummation of the transactions contemplated by this Agreement, or otherwise would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

          (xxv) make any payment or distribution to, on or in respect of, or set aside any funds or establish any "sinking" or similar fund for or in respect of the Notes, whether in respect of interest, repayment of principal or otherwise;

          (xxvi) take any action that could reasonably be expected to result in the representations and warranties set forth in Article V of this Agreement becoming false or inaccurate in any material respect;

          (xxvii) permit or cause any of its Subsidiaries to do any of the foregoing or agree or commit to do any of the foregoing; or

          (xxviii) agree in writing or otherwise to take any of the foregoing actions.

          (d) Acquisition Proposals.

          (i) From and after the date of this Agreement until the earlier of the time at which Parent's designees shall constitute a majority of the members of the Board of Directors of the Company or the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall the Company authorize or permit any of its officers, directors or employees to, and shall use all reasonable efforts to cause any investment banker, financial advisor, attorney, accountant, or other representatives retained by them or any of their respective Subsidiaries not to: (i) solicit, initiate, encourage (including by way of furnishing information), knowingly facilitate or induce (directly or indirectly) any inquiry with respect to, or the making, submission or announcement of, any proposal that constitutes, or could reasonably be expected to result in, a proposal or offer for an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, an Acquisition Proposal, (iii) approve, endorse or, subject to Section 6.3(b)(ii) of this Agreement, recommend any Acquisition Proposal, or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby.

          (ii) Within two Business Days after receipt of an Acquisition Proposal or any request for nonpublic information or inquiry that the Company reasonably believes could lead to an Acquisition Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. After the notification provided for in the preceding sentence, the Company shall thereafter provide Parent, as promptly as practicable, with oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry, and shall promptly provide to Parent a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

          (iii) The Company shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated, and cause its officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date hereof with any Persons with respect to any Acquisition Proposal and, upon request by Parent, shall request the return or destruction of all confidential information provided to any such Person.

          (iv) The foregoing notwithstanding, the Company and Board of Directors of the Company may, (A) prior to the Acceptance Date, furnish nonpublic information to, or enter into discussions with, any Person in connection with an unsolicited bona fide written Acquisition Proposal by such Person if and only to the extent that (I) the Company is not then in breach of its obligations under this Section 6.3(d); (II) the Company Board of Directors believes in good faith (after consultation with its legal and financial advisors) that such Acquisition Proposal is, or is likely to result in, a Superior Proposal and (III) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such Person, such Board of Directors receives from such Person an executed confidentiality agreement or (B) comply with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal.

          (v) The Company (A) agrees not to release any Person from, or waive any provision of, or fail to enforce, any standstill agreement or similar agreement to which it is a party related to, or that could affect, an Acquisition Proposal and (B) acknowledges that the provisions of clause (A) are an important and integral part of this Agreement.

          (vi) "ACQUISITION PROPOSAL" means any offer or proposal for, or any indication of interest in, any (A) direct or indirect acquisition or purchase of the Company or any of its Subsidiaries that constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole; (B) direct or indirect acquisition or purchase of 10% or more of any class of equity securities, or 10% of the voting power, of the Company or any of its Subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 40% or more of the face value of the Notes; (C) tender offer or note exchange offer that, if consummated, would result in any Person beneficially owning 10% or more of any class of equity securities, or 10% of the voting power, of the Company or any of its subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole; (D) the direct or indirect repurchase, retirement, exchange, refinancing or restructuring of 10% or more of the Company's outstanding Notes; or (E) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes 10% or more of the net revenue, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. "SUPERIOR PROPOSAL" means any bona fide written Acquisition Proposal obtained not in breach of this Section 6.3(d) for or in respect of all of the outstanding Company capital stock and all of the outstanding Notes, on terms that the Board of Directors of the Company determines in its good faith judgment (after consultation with its financial advisors and taking into account all the terms and conditions of the Acquisition Proposal and this Agreement deemed relevant by such Board of Directors, including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, and the ability of the party making such proposal to obtain financing for such Acquisition Proposal and taking into account all other legal, financial, regulatory and all other aspects of such proposal) are more favorable to the persons to whom it owes fiduciary duties under Applicable Laws than the Offer and the Merger.

          (e) Access. From the date hereof until the time at which Parent's designees shall constitute a majority of the members of the Board of Directors of the Company and subject to contractual restrictions existing as of the date hereof and legal restrictions (including, without limitation, under Antitrust
Laws), upon reasonable notice, the Company shall permit representatives of Parent to have full access during normal business hours to the Company's premises, properties, personnel (including senior executives), books, records, contracts and documents; provided, however, that such access shall be conducted in such a manner as to not unreasonably interfere with the Company's business. Parent will keep the information obtained pursuant to this Section 6.3(e) confidential and shall cause its directors, officers and employees and representatives or advisors who receive any portion thereof to keep all such information confidential. No investigation conducted pursuant to this Section 6.3(e) shall affect or be deemed to modify any representation or warranty made in this Agreement.

          (f) Subsequent Financial Statements. From the date hereof until the time at which Parent's designees shall constitute a majority of the members of the Board of Directors of the Company, the Company shall provide Parent with its financial results for any period after the date of this Agreement and prior to filing any Company SEC Documents after the date of this Agreement.

          (g) Disposal of Illinois Sub. If requested in writing by Parent, the Company shall use all reasonable efforts to (and, if necessary, shall use all reasonable efforts to cause any relevant Subsidiary to) sell or dispose of all of its right, title and interest in NCS Healthcare of Illinois, Inc. (the "ILLINOIS SUB"), including all shares of the capital stock and any other debt or equity interests in the Illinois Sub, on such terms and conditions as Parent may so specify in writing, including as to the retention of liability, it being understood that, for purposes of this Section 6.3(g), the concept of all reasonable efforts shall be understood in light of the terms and conditions imposed by Parent and the time available between the date Parent delivers its written request and the time at which Parent's designees shall constitute a majority of the members of the Board of Directors of the Company.

          (h) Lease Consents. Prior to the time at which Parent's designees shall constitute a majority of the members of the Board of Directors of the Company, the Company or its relevant Subsidiary shall obtain any consent necessary as a result of the execution, delivery, performance or consummation of this Agreement and the transactions contemplated hereby with respect to leases to which the Company or any of its Subsidiaries is a party or by which the assets or properties of the Company or any of its Subsidiaries is bound.

                                  ARTICLE VII

                                   CONDITIONS

          Section 7.1. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction (or to the extent legally permissible, waiver) of the following conditions:

          (a) If required by applicable law, the Company Stockholders Approval shall have been obtained.

          (b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other Order (whether temporary, preliminary or permanent) that is in effect and which has the effect of prohibiting or making illegal consummation of the Merger.

          (c) Sub shall have purchased shares of Company Common Stock pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Sub under this Agreement if, notwithstanding the satisfaction of each of the conditions of the Offer set forth the Annex A hereof, Sub fails to accept for payment and pay for any shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

                                 ARTICLE VIII

                            TERMINATION AND AMENDMENT

          Section 8.1. Termination. This Agreement may be terminated and the Offer and Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Company Stockholders):

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company, if there shall be any law or regulation that makes consummation of the Offer or the Merger illegal or otherwise prohibited, or if any Order of a court or other competent Governmental Authority enjoining Parent or the Company from consummating the Offer or the Merger shall have been entered and such Order shall have become a Final Order;

          (c) by either Parent or the Company, if the Acceptance Date shall not have occurred on or before January 31, 2003 (the "OUTSIDE DATE"); provided, however, that, if the Offer and the Merger shall not have been consummated by such date solely due to any Required Governmental Approval not having been received, then such date shall be extended to April 30, 2003; provided, further, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party to this Agreement whose failure or whose Affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Offer and the Merger to occur on or before such date;

          (d) by the Company, if, prior to the Acceptance Date, Parent shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) is incapable of being cured or (ii) if capable of being cured, is not cured prior to the earlier of (A) the Business Day prior to the Outside Date or (B) the date that is 30 days from the date that the Company is notified of such breach;

          (e) by the Parent, if, prior to the Acceptance Date, the Company shall have breached in any respect any of its representations or warranties (without regard to any "materiality," "Material Adverse Effect" or similar qualifier contained therein) or failed to perform in any respect any of its covenants or other agreements contained in this Agreement (without regard to any "materiality," "Material Adverse Effect" or similar qualifier contained therein), which breach or failure to perform would render unsatisfied any condition contained in clauses (a) or (b) of Annex A hereof or Section 7.1 of this Agreement; provided that with respect to a failure to perform a covenant that would render unsatisfied Section 7.1 of this Agreement, the Company shall have failed to perform in all material respects such covenant, and which breach or failure (i) is incapable of being cured or (ii) if capable of being cured, is not cured, prior to the earlier of (A) the Business Day prior to the Outside Date or (B) the date that is 30 days from the date that Parent is notified of such breach;

          (f) by the Company or Parent, upon written notice to the other party, if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action (which Order or other action the party seeking to terminate shall have used all reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 6.1(a) of this Agreement) enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order shall have become a Final Order;

          (g) by Parent, if (i) the Board of Directors of the Company shall have withdrawn or changed or modified the Company Board Recommendation in a manner adverse to Parent or (ii) the Board of Directors of the Company shall have approved, or determined to recommend to the Company Stockholders that they approve an Acquisition Proposal other than that contemplated by this Agreement; or

          (h) by the Company, if, prior to the Acceptance Date, (i) the Board of Directors of the Company has received a Superior Proposal, (ii) the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that such action is consistent with the fiduciary duties of the Board of Directors of the Company to the persons to whom it owes fiduciary duties under Applicable Laws and (iii) the Company has otherwise complied with Section 6.3(d) of this Agreement; provided, however, that the Board of Directors of the Company shall only be able to terminate this Agreement pursuant to this Section 8.1(h) (A) after three Business Days following Parent's receipt of written notice advising Parent that the Board of Directors of the Company is prepared to do so, and only if, during such three Business Day period, the Company and its advisors will have negotiated in good faith with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the parties to proceed with the transactions contemplated herein on such adjusted terms and (B) if, concurrent with such termination, the Company refunds the Genesis Payment to Parent pursuant to Section 6.2(d) of this Agreement and pays to Parent the Termination Fee pursuant to Section 8.2(b) of this Agreement.

          Section 8.2. Effect of Termination.

          (a) In the event of the termination of this Agreement pursuant to
Section 8.1 of this Agreement, this Agreement, except for the provisions of this
Section 8.2 and Section 9.11 of this Agreement, shall become void and have no effect, without any liability on the part of any party to this Agreement or their respective directors, officers, or stockholders or shareholders, as the case may be. Notwithstanding the foregoing, nothing in this Section 8.2 shall relieve any party to this Agreement of liability for willful breach; provided, however, that, if it shall be judicially determined that termination of this Agreement was caused by a willful breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party to this Agreement found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties to this Agreement for their respective out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and stockholders' meetings and consents. In the event that this Agreement is terminated prior to the Acceptance Date, other than pursuant to Sections 8.1(e), (g) or (h) of this Agreement, then for a period of two years from the date of such termination, Parent and its Affiliates shall not purchase shares of Company Common Stock unless such purchases are (i) at a price per share at least equal to the Offer Price (taking into account any dividends, reclassifications, recapitalizations, splits or combinations or any similar actions affecting the Company Common Stock) or (ii) approved by the affirmative vote of a majority of the Non-Employee Directors then in office.

          (b) If:

          (i) Parent shall terminate this Agreement pursuant to Section 8.1(g);

          (ii) the Company shall terminate this Agreement pursuant to Section 8.1(h); or

          (iii) either Parent or the Company shall terminate this Agreement pursuant to Section 8.1(c), or Parent shall terminate this Agreement pursuant to Section 8.1(e);

then, (x) in the case of a termination under clause (i) above, the Company shall pay in cash to Parent, not later than the close of business on the business day following such termination, a termination fee in an amount equal to $8,800,000 (the "Termination Fee"); (y) in the case of a termination under clause (ii) above, the Company shall pay in cash to Parent, concurrently with such termination, an amount equal to the Termination Fee; and (z) in the case of a termination under clause (iii) above, if within 12 months after the termination of this Agreement, the Company enters into an agreement with respect to an Acquisition Proposal with any Person (other than Parent or its Subsidiaries) or an Acquisition Proposal is consummated (it being understood that in the event that the Board of Directors of the Company recommends the acceptance by the Company Stockholders of a tender offer or note exchange offer with respect to an Acquisition Proposal, such recommendation shall be treated as though an agreement with respect to an Acquisition Proposal had been entered into on such date), the Company shall pay in cash to Parent, not later than the date such agreement is entered into (or, if no agreement is entered into, the date such transaction is consummated), an amount equal to the Termination Fee. All payments and reimbursements made under this Section 8.2 shall be made by wire transfer of immediately available funds to an account specified by Parent.

          Section 8.3. Amendment. This Agreement may be amended by the parties to this Agreement, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of this Agreement by the Company Stockholders, if required, but, after any such approval, no amendment shall be made that by law requires further approval or authorization by the Company Stockholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties to this Agreement.

          Section 8.4. Extension; Waiver. At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent and Sub) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party to this Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

          Section 9.1. Survival of Representations and Warranties. The representations and warranties made in this Agreement by the parties to this Agreement shall not survive the Acceptance Date. This Section 9.1 shall not limit any covenant or agreement of the parties to this Agreement, which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

          Section 9.2. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties to this Agreement at the following addresses (or at such other address for a party to this Agreement as shall be specified by like notice):

          (a) if to Parent or Sub:

          Omnicare, Inc.
          100 East RiverCenter Blvd.
          Covington, Kentucky 41011
          Telecopy No.:  (859) 392-3360
          Attention:  Joel F. Gemunder

          with a copy to

          Dewey Ballantine LLP
          1301 Avenue of the Americas
          New York, New York  10019
          Telecopy No.:  (212) 259-6333
          Attention:  Morton A. Pierce, Esq.

          (b) if to the Company:

          NCS HealthCare, Inc.
          3201 Enterprise Parkway, Suite 220
          Beachwood, Ohio  44122
          Telecopy No.:  (216) 464-1194
          Attention:  Jon H. Outcalt

          with a copy to

          Benesch, Friedlander, Coplan & Aronoff, LLP
          2300 BP Tower
          200 Public Square
          Cleveland, Ohio  44114
          Telecopy No.:  (216) 363-4588
          Attention:  H. Jeffrey Schwartz, Esq.

          and

          Skadden, Arps, Slate, Meagher & Flom LLP
          One Rodney Square
          P.O. Box 636 Wilmington, Delaware 19899
          Telecopy No.: (302) 651-3001
          Attention: Robert B. Pincus, Esq.

          Section 9.3. Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." When a reference is made in this Agreement to the Company, such reference shall be deemed to include any and all of the Company's Subsidiaries, individually and in the aggregate. If the end date for any time period or deadline set in this Agreement shall fall on a weekend or legal holiday, then such end date or deadline shall be deemed to fall on the next Business Day following such weekend or holiday.

          Section 9.4. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties to this Agreement may execute more than one copy of this Agreement, each of which shall constitute an original.

          Section 9.5. Entire Agreement. This Agreement (including the documents and the instruments relating to the Merger referred to in this Agreement) constitutes the entire agreement among the parties to this Agreement and supersede all prior agreements and understandings, agreements or representations by or among the parties to this Agreement, written and oral, with respect to the subject matter of this Agreement and thereof.

          Section 9.6. Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

          Section 9.7. Governing Law. Except to the extent that the laws of the jurisdiction of organization of any party to this Agreement, or any other jurisdiction, are mandatorily applicable to the Offer or the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause application of the laws of any jurisdiction other than the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware.

          Section 9.8. Consent to Jurisdiction; Venue.

          (a) Each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties to this Agreement irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties to this Agreement agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (b) Each of the parties to this Agreement irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party to this Agreement. Nothing in this Section 9.8 shall affect the right of any party to this Agreement to serve legal process in any other manner permitted by law.

          Section 9.9. Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties to this Agreement acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties to this Agreement is entitled to a decree of specific performance, provided that such party to this Agreement is not in material default hereunder.

          Section 9.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns.

          Section 9.11. Expenses. Subject to the provisions of Section 8.2 of this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party to this Agreement incurring such costs and expenses.

          Section 9.12. Certain Definitions. The following terms have the definitions given below:

          (a) "AFFILIATE" means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, and shall, without limitation, include any director or officer of the relevant Person;

          (b) "FINAL ORDER" means an Order that has been granted by the relevant Governmental Authority as to which (i) no request for a stay or similar request is pending, no stay is in effect, the Order has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) the relevant Governmental Authority does not have the Order under reconsideration on its own motion and the time within which it may effect such reconsideration has passed and (iv) no appeal is pending, including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed;

          (c) "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government;

          (d) "KNOWLEDGE OF PARENT" means the actual knowledge of the executive officers of the Parent;

          (e) "KNOWLEDGE OF THE COMPANY" means the actual knowledge of the executive officers of the Company;

          (f) "LIEN" means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase or charge of any kind (including any agreement to give any of the foregoing); provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes that are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under Applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable federal and state securities laws;

          (g) "MATERIAL ADVERSE EFFECT" means, (i) with respect to the Company, any change, event, occurrence, effect or state of facts that, individually or aggregated with other such matters, (A) is materially adverse to the business, assets (including intangible assets), properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of the Company to perform its obligations under this Agreement or ability to consummate the Offer or the Merger or otherwise materially delay consummation of the Offer or the Merger or (ii) with respect to Parent, any change, event, occurrence, effect or state of facts that, individually or aggregated with other such matters, materially impairs the ability of Parent to perform its respective obligations under this Agreement or ability to consummate the Offer or the Merger or otherwise materially delay consummation of the Offer or the Merger; provided, however, that none of the following shall be considered in determining whether a Material Adverse Effect has occurred (A) with respect to the Company, any adverse change in the stock price of Company, and with respect to Parent, any adverse change in the stock price of Parent; (B) with respect to either party, any adverse change, event, circumstance, development or effect resulting from a change in general economic, industry or financial market conditions (including a change in general economic, industry or financial market conditions resulting from any acts of terrorism or war) to the extent that such adverse change, event, circumstance, development or effect does not disproportionately affect the relevant party and its Subsidiaries; (C) with respect to either party, any adverse change, event, circumstance, development or effect resulting from a breach of this Agreement by the other party and (D) with respect to either party, any adverse change, event, circumstance, development or effect directly resulting from the announcement or pendency of the Offer and the Merger, including the loss by such party or any of its Subsidiaries of any of such party's customers or employees.

          (h) "ORDER" means, as to any Person, any judgment, order, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any arbitrator, court or Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property or assets is subject;

          (i) "PERSON" includes an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

          (j) "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the economic interests in, or voting rights with respect to the election of the board of directors or other governing body of, such corporation or other legal entity.

          IN WITNESS WHEREOF, Parent, Sub and the Company have signed this Agreement as of the date first written above.


                                        OMNICARE, INC.


                                        By:  /s/ Joel F. Gemunder
                                             --------------------------
                                             Name: Joel F. Gemunder
                                             Title: President and Chief
                                                    Executive Officer


                                        NCS ACQUISITION CORP.


                                        By:  /s/ David W. Froesel, Jr.
                                             --------------------------
                                             Name: David W. Froesel, Jr.
                                             Title: Vice President and Chief
                                                    Financial Officer


                                        NCS HEALTHCARE, INC.


                                        By:
                                             --------------------------
                                             Name: Jon H. Outcalt
                                             Title: Chairman of the Board

                                                                         ANNEX A


                             Conditions of the Offer

Notwithstanding any other term of the Offer, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Company Common Stock after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer unless prior to the Expiration Date (as defined in the Offer) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which, after giving effect to the consummation of the Offer, represent at least a majority of the total voting power of the outstanding securities of the Company entitled to vote in the election of directors or in a merger (determined on a fully diluted basis) (the "MINIMUM CONDITION"). Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and prior to the Expiration Date, any of the following conditions has not been satisfied (or to the extent legally permissible, waived):

          (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each of the representations and warranties of the Company set forth in Article V of this Agreement shall be true and correct in all respects (without regard to any "materiality," "Material Adverse Effect" or similar qualifier contained therein) on the date of this Agreement and on or before the Expiration Date as though made on and as of the Expiration Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date);

          (b) The Company shall have performed or complied with in all material respects each obligation, agreement and covenant to be performed or complied with by it under this Agreement at or prior to the Expiration Date;

          (c) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other Order (whether temporary, preliminary or permanent) that is in effect and which has the effect of prohibiting or making illegal consummation of the Offer or the Merger;

          (d) There shall not be pending any Action by a Governmental Authority
(i) challenging or seeking to restrain or prohibit the consummation of the Offer or the Merger or any of the other transactions contemplated by this Agreement,
(ii) seeking to impose any prohibition or limitation, or to require any divestiture, disposal or other action, that Parent would not be required to accept or do under Section 6.1(a)(iv) of this Agreement, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of the Surviving Corporation capital stock or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of Parent or any of its Subsidiaries;

          (e) Parent, the Company and their respective Subsidiaries, as applicable, shall have obtained the consent or approval of any Person (excluding any Governmental Authority) whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the Offer and the Merger or any of the other transactions contemplated by this Agreement, except those that the failure to obtain, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company if the Closing were to occur; or

          (f) All Required Governmental Approvals shall have been obtained pursuant to Final Orders, free of any conditions that Parent would not be required to accept pursuant to Section 6.1(a) of this Agreement, and all other consents, approval, authorizations or filings the absence of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company if the Closing were to occur, shall have been obtained or made.

The foregoing conditions are for the sole benefit of Parent and Sub and may, subject to the terms of this Agreement, be waived by Parent and Sub in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Terms used but not defined herein shall have the meanings assigned to such terms in the Agreement to which this Annex A is a part.


                                      A-2